DEFINITIVE INFORMATION STATEMENT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BIGGEST LITTLE INVESTMENTS L.P.
(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest

	(2)	Aggregate number of securities to which transaction applies: 14,187 Units of Limited Partnership Interest

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$120 per share (based on the per share amount to be paid for fractional shares following the Reverse Split)

	(4)	Proposed maximum aggregate value of transaction: $1,702,440

	(5)	Total fee paid:

$232.21 (based on the product of $1,702,440 and the applicable fee rate of $136.40 for each $1,000,000 of the value of the transaction)

☒	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Biggest Little Investments L.P.

3702 S. Virginia Street, Unit G2

Reno, Nevada 89502

August 8, 2013

NOTICE OF LIMITED PARTNER ACTION BY WRITTEN CONSENT

To the Limited Partners of Biggest Little Investments L.P.:

Enclosed please find an information statement regarding an action taken by the written consent of two of our limited partners who hold a majority of our outstanding units of limited partnership interest (“Units”) to authorize a reverse split (the “Reverse Split”) of our Units on the basis of one new Unit for each 100 issued and outstanding Units, such that limited partners owning less than 100 Units of limited partnership interest will have their Units cancelled and converted into the right to receive the cash consideration set forth in the accompanying documentation. The Reverse Split was approved by written consent in lieu of a meeting of limited partners by two limited partners holding 57.1% of the issued and outstanding Units entitled to vote on the record date.

Your vote is not required to approve this action, and the enclosed information statement is not a request for your vote or a proxy.

The accompanying information statement is being provided to you for your information to comply with requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to read the information statement carefully in its entirety.

Very truly yours,

/s/ Ben Farahi
Manager of the General Partner
August 8, 2013

Biggest Little Investments L.P.

3702 S. Virginia Street, Unit G2

Reno, Nevada 89502

INFORMATION STATEMENT

THIS IS NOT A NOTICE OF A MEETING OF LIMITED PARTNERS AND NO LIMITED PARTNERS’

MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

This is to inform you that a majority of the outstanding Units of limited partnership interest of Biggest Little Investments L.P., a Delaware limited partnership (“BLI,” the “Partnership,” “we” or “us”), has consented in writing pursuant to Section 17-302(e) of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to the approval of a reverse split transaction.

The Partnership’s general partner and a majority of its limited partners have determined that it would be in the Partnership’s best interest to effect a “going private” transaction. Accordingly, the general partner and a majority of the limited partners approved a 1-for-100 Reverse Split of our Units with holders of fractional Units receiving cash for their Units. Following the effectiveness of the Reverse Split, the Partnership will terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the Reverse Split is to reduce the number of record holders of BLI’s Units in order for it to become a privately held entity, which will be owned primarily by its affiliates and will no longer be subject to the reporting requirements of the federal securities laws.

The Reverse Split was approved by the general partner on May 31, 2013. As of May 31, 2013, the record date for limited partners to receive information concerning the Reverse Split, BLI had 167,977 Units outstanding. Limited partner approval of the Reverse Split was obtained by written consent of the limited partners pursuant to Section 17-302(e) of the Act. The holders of approximately 57% of BLI’s outstanding voting power signed the written consent resolution approving the Reverse Split.

This Information Statement is being mailed on or about August 12, 2013 to the holders of record of the Partnership’s Units as of May 31, 2013 and constitutes the notice of partnership action without a meeting by less than unanimous consent of the Partnership’s limited partners. Pursuant to Rule 14c-2 promulgated under the Exchange Act, the written consent resolution approving the Reverse Split will become effective 20 days following the mailing of this information statement to the limited partners of the Partnership. The Reverse Split will be undertaken immediately thereafter.

All necessary corporate approvals in connection with the Reverse Split have been obtained. This information statement is being furnished to all BLI limited partners pursuant to Section 14(c) of the Exchange Act, and the rules promulgated thereunder solely for the purpose of informing limited partners of these Partnership actions before they take effect.

The date of this Information Statement is August 8, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

TABLE OF CONTENTS

AUTHORIZATION OF REVERSE SPLIT 3

SUMMARY TERM SHEET 3

QUESTIONS AND ANSWERS ABOUT THE REVERSE SPLIT AND RELATED TRANSACTIONS 4

SPECIAL FACTORS 9

GENERAL INFORMATION ABOUT THE REVERSE SPLIT 38

INFORMATION ABOUT THE PARTNERSHIP 40

INFORMATION ABOUT OTHER FILING PERSONS 43

FORWARD-LOOKING STATEMENTS 44

WHERE YOU CAN FIND MORE INFORMATION 45

AUTHORIZATION OF REVERSE SPLIT

Two of our limited partners, holding an aggregate of approximately 57% of the voting power of the Partnership’s issued and outstanding Units, executed a written consent in lieu of a meeting authorizing our general partner to effect a Reverse Split of the Partnership’s outstanding Units at a ratio of one-for-100, to take effect on a date that is on or after the twentieth day after the mailing of this Information Statement to the limited partners of the Partnership. Upon the effective date of the Reverse Split, limited partners entitled to a fractional Unit will be paid a cash consideration based on the number of Units held immediately before the effective date, and will no longer be limited partners of the Partnership. This Information Statement sets forth a description of various rights of those persons who will be eliminated as limited partners and those who will continue as limited partners.

SUMMARY TERM SHEET

The Reverse Split is part of a plan to make BLI a private limited partnership. The following is a summary of the material information regarding the Reverse Split and related transactions. For a more complete description of the terms and effects of the Reverse Split, you are urged to read carefully the entire information statement and each of the documents that we have attached as annexes to this information statement.

•	After consideration of several factors, the general partner of the Partnership has approved a 1-for-100 Reverse Split of our Units. See the information under the caption “General Information About the Reverse Split” in this information statement.

•	The Reverse Split has been approved by written consent in lieu of a meeting of limited partners by Ben Farahi and Bob Farahi (the “Consent Givers”), who are brothers and collectively hold 57.1% of the issued and outstanding Units of the Partnership entitled to vote on the record date. See the information under the caption “Special Factors—Factors Considered in Determining Fairness—Procedural Fairness” in this information statement.

•	Limited partners that hold at least one Unit after the Reverse Split will receive fractional Units to the extent the amount is not equally divisible by 100, and they will not be entitled to receive any cash payment. See the information under the caption “Special Factors—Effects of the Reverse Split” in this information statement.

•	Limited partners that hold fewer than a total of 100 Units prior to the Reverse Split will receive a cash payment of $120 per pre-split Unit. See the information under the captions “Special Factors—Effects of the Reverse Split” in this information statement.

•	When the Reverse Split becomes effective, we intend to terminate the registration of our Units with the Securities and Exchange Commission (the “Commission”). Upon termination of our registration, we will no longer file periodic reports with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See the information under the captions “Special Factors—Purposes of and Reasons for the Reverse Split” and “General Information About the Reverse Split—Termination of Exchange Act Registration” in this information statement.

•	After consummation of the Reverse Split, we expect our business and operations generally to continue as they are currently being conducted. See the information under the caption “General Information About the Reverse Split—Conduct of Our Business After the Reverse Split” in this information statement.

•	The general partner retained the services of a financial advisory firm, Houlihan Capital, LLC (“Houlihan”), to render an opinion as to the fairness from a financial point of view of the consideration to be paid to the holders of Units who will receive cash payments for their pre-split Units and will not be continuing limited partners. See the information under the caption “Special Factors—Opinion of Houlihan Capital, LLC, Financial Advisor to Biggest Little Investments L.P.” in this information statement. The full text of the written opinion of Houlihan, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this information statement as Annex A. You are urged to, and should, read the opinion of Houlihan carefully and in its entirety.

•	For those limited partners who receive a cash payment as a result of the Reverse Split, their receipt of cash will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. Our continuing limited partners who retain Units immediately following the Reverse Split without the receipt of a cash payment will not experience a taxable transaction for United States federal income tax purposes or for state, local, foreign and other tax purposes. See the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse Split” in this information statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Split in light of your particular circumstances.

•	Limited Partners are not entitled to appraisal or dissenters’ rights under either our governance documents or the Act. See the information under the caption “General Information About the Reverse Split—Appraisal Rights” in this information statement.

•	Under the rules of the Commission, Ben Farahi, the manager of our general partner, is required to provide certain disclosures to our limited partners in order for us to effect the Reverse Split. In this information statement, we refer to the Partnership and Ben Farahi collectively as the “Filing Persons.” See the information under the caption “Information About Other Filing Persons—Prior Unit Purchases, Contacts, Transactions, Negotiations and Agreements Involving Ben Farahi and Related Persons” for additional information on Ben Farahi. See the information under the captions “Information About the Partnership” and “Information About Other Filing Persons” in this information statement.

•	Upon consummation of the Reverse Split, a maximum of approximately $1,702,440 will be required to cash-out fractional Units as part of the Reverse Split. However, the amount actually paid in connection with the Reverse Split could be less depending on how many Units we are actually required to cash-out upon consummation of the Reverse Split, which will depend in part on whether limited partners who presently own less than 100 Units buy additional Units in order to remain limited partners following the Reverse Split and whether limited partners who presently own 100 or more Units sell Units in order to participate in the cash-out. Please contact Karl Brokmann for information regarding Units available for purchase or sale. In connection with the Reverse Split, we will pay for the disposition of all fractional Units using our cash on hand. In addition, we anticipate incurring approximately $107,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Split and related transactions; we will pay these fees and costs. See the information under the captions “General Information About the Reverse Split—Fees and Expenses” and “General Information About the Reverse Split—Description of Funding Obligation” in this information statement.

•	As a result of the Reverse Split, we estimate that Ben Farahi will increase his beneficial ownership of our Units from approximately 38.9% to approximately 42.5%. See the information under the captions “Information About Other Filing Persons—Interests of Ben Farahi in the Reverse Split” in this information statement.

•	Our general partner has determined that the Reverse Split is fair to and in the best interests of our unaffiliated limited partners. Nonetheless, the general partner believes that it is prudent to recognize that, between the date of this information statement and the date that the Reverse Split will become effective, factual circumstances could change such that it might not be appropriate or desirable to effect the Reverse Split at that time or on the terms currently proposed. These factual circumstances could include a change in our limited partner base that requires a modification of the split ratios to accomplish the going-private transaction, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse Split. If the general partner decides to withdraw or modify the Reverse Split, we will notify the limited partners of this decision promptly in accordance with applicable rules and regulations. See the information under the caption “General Information About the Reverse Split—Reservation of Rights” in this information statement.

QUESTIONS AND ANSWERS ABOUT THE

REVERSE SPLIT AND RELATED TRANSACTIONS

Following are some questions about the Reverse Split and the related transactions that may be raised by our limited partners, and answers to each of those questions. The answers to the questions below may not include all the information that is important to you. We urge you to read carefully the entire information statement and each of the documents that we have attached as annexes to this information statement.

Q: What are some of the advantages of the Reverse Split?

A: The general partner believes that the Reverse Split may have the following advantages, among others:

•	through the Reverse Split we will be able to provide complete liquidity for our limited partners with less than 100 Units at a price determined by the general partner to be fair and in the best interests of the unaffiliated limited partners;

•	unaffiliated limited partners may have some ability to either buy or sell Units in order to determine whether to remain as limited partners or to be cashed out;

•	we will terminate the registration of our Units under the Securities Exchange Act of 1934 (the “Exchange Act”), which will eliminate the significant costs related to complying with our obligations as a public company. We estimate that following our deregistration we will save approximately $107,000 in cash before taxes annually;

•	limited partners holding less than 100 Units will not be obligated to pay any commissions in connection with the Reverse Split. However, if they hold their Units through a nominee such nominee may charge them a fee;

•	we believe we will be able to achieve overhead reductions associated with the Reverse Split without negatively affecting our business operations, including reducing liability exposure of our general partner to levels more suitable to our business. Since we will no longer have to comply with the public reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act, we will no longer need to incur certain expenses relating to printing and mailing limited partner documents, our investor relations function, Commission filing fees, legal and auditing fees and personnel time required to comply with our obligations under certain federal securities laws; and

•	we would gain greater operational flexibility by being able to focus on our long-term operations without emphasis on short-term quarterly results.

See the information under the captions “Special Factors—Purposes of and Reasons for the Reverse Split” and “Special Factors—Factors Considered in Determining Fairness—Potential Disadvantages to Limited Partners of the Reverse Split” in this information statement.

Q: What are some of the disadvantages of the Reverse Split?

A: The general partner believes that the Reverse Split may have the following disadvantages, among others:

•	limited partners owning fewer than 100 Units will not have an opportunity to liquidate their Units at a time and for a price of their choosing following effectiveness of the Reverse Split. Instead, these limited partners will be cashed out, will no longer be limited partners and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

•	limited partners holding our Units following the Reverse Split will no longer have readily available to them all of the information regarding our operations and financial results that is currently available in our filings with the Commission;

•	limited partners holding our Units following the Reverse Split will face an increased lack of a liquid market for their Units;

•	certain rights and protections that the federal securities laws give to limited partners of public partnerships will cease and the termination of our Exchange Act registration will make many of the provisions of the Securities Exchange Act of 1934 that are intended to protect investors, such as the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the equity ownership reporting rules under Section 13, no longer applicable, and the Sarbanes-Oxley Act, which imposes many additional rules and regulations on public entities that were designed to protect investors, will no longer apply to us;

•	we will incur costs associated with the transaction;

•	there will be less public information for vendors and tenants to review the creditworthiness of the Partnership;

•	there is the potential for renewed applicability of public reporting requirements if continuing limited partners transfer Units in a manner that results in the company having more than 500 record holders;

•	unaffiliated limited partners will not have any appraisal or dissenters’ rights in connection with the transaction and will not be able to vote on the transaction; and

•	the transaction is taxable for cashed out limited partners.

See the information under the caption “Special Factors—Potential Disadvantages of the Reverse Split” in this information statement.

Q: What are some of the factors that the general partner considered in recommending approval of the Reverse Split?

A: In addition to the advantages and disadvantages described above, the general partner considered numerous factors in recommending approval of the Reverse Split, including:

•	the financial presentations and analyses of Houlihan;
•	the costs associated with being a public company relative to the Company’s size;
•	the general partner’s conclusions about the fairness of the price of $120 per pre-split Unit to be paid following the Reverse Split to our limited partners owning fewer than 100 Units at the time of the Reverse Split;

•	the opinion of Houlihan to the effect that, as of May 31, 2013 (the date of the opinion), consideration of $120 per pre-split Unit is fair, from a financial point of view, to holders of Units who will receive cash payments for their pre-split Units and will not be continuing limited partners;

•	the fact the $120.00 per Unit price represents a premium to the average price for the limited number of Units which were repurchased from selling limited partners pursuant to our Unit repurchase program since September 2009;

•	the fact that there has been no public trading market for our Units;

•	the fact that our limited partners owning less than 100 Units will have an opportunity to liquidate their holdings at a per Unit consideration of $120 pursuant to the Reverse Split without any brokerage costs; and

•	the lack of attractive strategic alternatives.

For a more comprehensive review of the factors considered by the general partner, see the information under the caption “Special Factors” in this information statement.

Q: What will the effect of the Reverse Split be?

A: The effect of the Reverse Split will be as follows:

•	when the Reverse Split becomes effective, holders of at least one Unit, will receive fractional shares to the extent the amount is not equally divisible by 100, and they will not be entitled to receive any cash payment;

•	when the Reverse Split becomes effective, holders of fewer than 100 Units will receive a cash payment of $120 per pre-split Unit; and

•	limited partners holding our Units in “street name” (i.e., in a brokerage account) may be subject to special requirements.

Please carefully review the information under the caption “Special Factors—Effects of the Reverse Split” in this information statement.

Q: What is the source of funds for payment of the shares?

A: The Partnership has the cash necessary to make the aggregate payment to an exchange agent on behalf of the Units that have been estimated will be cashed out and to pay the expenses of the transaction. See the information under the caption “General Information About the Reverse Split—Description of Funding Obligation” in this information statement.

Q: How will payment for shares be effected?

A: As soon as practicable after the Reverse Split, each limited partner entitled to receive payment will receive a check for such limited partner’s Units. In the event we are unable to locate a limited partner, any funds payable to such holder pursuant to the Reverse Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.

Q: What are the interests of Ben Farahi in the Reverse Split?

A: As a result of the Reverse Split, we estimate that Ben Farahi will increase his beneficial ownership of our Units from approximately 38.9% to approximately 42.5%. See the information under the caption “Information About Other Filing Persons—Interests of Ben Farahi in the Reverse Split” in this information statement.

Q: What if I hold Units in “street name”?

A: If a limited partner holds Units in “street name,” then its broker, bank or other nominee is considered the limited partner of record with respect to those Units and not such limited partner. We intend to treat limited partners holding our Units in street name through a nominee (such as a broker, bank or other nominee) in the same manner as limited partners whose Units are registered in their own name. Accordingly, if a limited partner holds 100 or more Units in street name it will remain a limited partner after consummation of the Reverse Split. On the other hand, if a limited partner holds fewer than 100 Units in street name it is intended that the limited partner receive cash for its Units. However, it is also possible that the bank, broker or other nominee also holds Units for other beneficial owners of our Units and that it may hold 100 or more Units in the aggregate. Therefore, depending upon their nominee’s procedures, a limited partner’s nominee may not be obligated to treat the Reverse Split as affecting its beneficial holders’ Units and such limited partner may not receive cash for its fractional interests.

If a limited partner holds fewer than 100 Units in street name, we encourage it to contact its bank, broker or other nominee directly as soon as possible so that arrangements can be made, if necessary, to register its holdings to ensure that it receives the cash payment of $120 per pre-split Unit. See the information under the caption “Special Factors—Effects of the Reverse Split” in this information statement.

Q: What if I hold 100 or more Units in the aggregate through multiple brokerage or record accounts or a combination of brokerage and record accounts, each with fewer than 100 Units?

A: We do not intend to pay cash to holders of 100 or more Units in the aggregate. If a limited partner holds a total of 100 or more Units divided up among multiple brokerage and/or record accounts, each with fewer than 100 Units, we urge them to contact their bank, broker or other nominee immediately to make arrangements to register and/or consolidate their holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Reverse Split. See the information under the caption “Special Factors—Effects of the Reverse Split” in this information statement.

Q: How did the general partner determine the Reverse Split ratio of 1-for-100?

A: The general partner approved a ratio for the Reverse Split of 1-for-100 in order to reduce our record holders to a number sufficiently below 300 that we would be unlikely, in the future, to inadvertently increase our record holder base to 500 or more, and thus be required to re-register our Units with the Commission.

Q: Can the general partner determine not to proceed with the Reverse Split as currently contemplated?

A: The general partner may determine not to proceed with the Reverse Split as currently contemplated if it believes that abandoning the Reverse Split is in the best interests of our unaffiliated limited partners. If the general partner determines not to proceed with the Reverse Split, we will continue to operate our business as presently conducted. See the information under the caption “General Information About the Reverse Split—Reservation of Rights” in this information statement.

Q: What are the federal income tax consequences of the Reverse Split to me?

A: If a limited partner is not subject to any special rules that may be applicable to it under federal tax laws, then generally, a limited partner receiving cash in exchange for its Units in connection with the Reverse Split will recognize capital gain or loss for United States federal income tax purposes. See the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse Split” in this information statement. We urge you, however, to consult with your personal tax advisor with regard to the individual tax consequences to you of the Reverse Split, including under any applicable state and local tax laws.

Q: What information will I be able to get about the Partnership if I continue to hold stock after the Reverse Split?

A: After the Reverse Split, we do not intend to make available to our limited partners any financial or other information about us that is not required by law. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold limited partner meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our limited partners in lieu of meetings. Under the Act, after the Reverse Split, remaining limited partners will be entitled to (i) the Partnership’s Unit ledger, (ii) a list of limited partners and (iii) the Partnership’s other books and records.

Q: What is the total cost of the Reverse Split to the Company?

A: Upon consummation of the Reverse Split as presently structured, it is estimated that a maximum of approximately $1,702,440 will be required to cash-out fractional Units as part of the Reverse Split. However, the amount actually paid in connection with the Reverse Split could be less depending on how many Units we are actually required to cash-out upon consummation of the Reverse Split, which will depend in part on whether limited partners who presently own less than 100 Units buy additional Units in order to remain limited partners following the Reverse Split and whether limited partners who presently own 100 or more Units sell shares in order to participate in the cash-out. Please contact Karl Brokmann if you are interested in purchasing or selling Units. In connection with the Reverse Split, we will pay for the disposition of all fractional Units using our cash on hand. In addition, we anticipate incurring approximately $107,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Split and related transactions; we will pay these fees and costs. See the information under the caption “General Information About the Reverse Split—Fees and Expenses” in this information statement.

Q: What does the deregistration of our Units mean?

A: Following the Reverse Split, we expect to have fewer than 300 record holders which will make us eligible to terminate the registration of our Units under the Exchange Act. Following the termination of the registration of our Units under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the Commission, and beginning 90 days after such deregistration, our manager and 10% limited partners will no longer be required to file reports with the Commission relating to their transactions in our Units. We expect that any trading in our Units would continue only in privately negotiated sales. See the information under the captions “Special Factors—Purposes of and Reasons for the Reverse Split” and “General Information About the Reverse Split—Termination of Exchange Act Registration” in this information statement.

Q: Am I entitled to appraisal or dissenters’ rights in connection with the Reverse Split?

A: You are not entitled to appraisal or dissenters’ rights under either our governance documents or the Act. See the information under the caption “General Information About the Reverse Split—Appraisal Rights” in this information statement.

Q: At what prices have our Units traded recently?

A: No trades of our Units have occurred in more than three years since the date of this information statement. However, the Company has repurchased Units pursuant to its Unit repurchase plan. The per Unit repurchase price for these Units has ranged from a low of $90 to a high of $113 since the commencement of the plan in September 2009, and from a low of $103 to a high of $113 during the last 12 months.

Q: Am I permitted to trade my Units prior to the Reverse Split?

A: Limited partners are not prohibited from or restricted in trading their Units prior to the Reverse Split, except that the general partner has a right of first refusal to purchase Units from a selling limited partner if the proposed buyer is not a then existing limited partner. However, the price of our Units is volatile, in part because of the low volume of trading. See the information under the caption “Special Factors—Effects of the Reverse Split” in this information statement.

Q: Who are the Filing Persons?

A: For the purposes of this information statement, the Filing Persons are those individuals and entities required under the rules of the Commission to provide certain disclosures to our limited partners in order for us to effect the Reverse Split. In addition to the Company, the Filing Persons include Ben Farahi. See the information under the captions “Information About the Partnership” and “Information About Other Filing Persons” in this information statement.

Q: Who can help answer my questions?

A: If you have additional questions about the Reverse Split or any of the other disclosures in this information statement, you should contact us at (775) 825-3355.

SPECIAL FACTORS

Background of the Reverse Split

From 2008 through May 2013, our business did not produce financial results meeting our expectations or the expectations of our limited partners due to various factors. In recent years, our Units have generally traded at low levels and interest by the investor community has been minimal. Extremely low trading volume due to the lack of a public trading market for the Units has reduced the liquidity benefits to our limited partners and reduced our access to the public equity markets. At the same time, as a public entity, we have continued to bear the costs of compliance with applicable legal and regulatory requirements at a time of great uncertainty for our business due to our operating performance and due to economic conditions within the area of Reno, Nevada, where our most substantial asset is located and in the commercial real estate market in general.

In early April 2013, Ben Farahi, the manager of our general partner, proposed to his brother, Bob Farahi, that the Partnership consider a Reverse Split that would provide cash to the holders of less than one full Unit following a Reverse Split at a fair price.

The Consent Givers, who constitute the holders of 57.1% of our standing Units held on May 31, 2013, determined that it would be in the best interests of the Partnership and of our unaffiliated limited partners to proceed with a Reverse Split. The Consent Givers authorized the general partner to consider and act upon all matters relating to any going-private transaction.

On May 9, 2013, the general partner selected Houlihan as the Partnership’s independent financial advisor.  Based on the general partner’s analysis of a reasonable price per limited partnership Unit, which was consistent with how it had determined prices to pay pursuant to the Unit repurchase program, the general partner suggested a price of $120 per Unit, subject to the results of Houlihan’s fairness opinion.

On May 9, 2013, the general partner selected Houlihan as the Partnership’s independent financial advisor.  Based on the general partner’s analysis of a reasonable price per limited partnership Unit, which was consistent with how it had determined prices to pay pursuant to the Unit repurchase program, the general partner suggested a price of $120 per Unit, subject to the results of Houlihan’s fairness opinion.

  On May 17, 2013, the manager of the general partner had a meeting with representatives of Houlihan during which such representatives orally discussed initial and preliminary indications of value (based on information provided, collected, and analyzed as of that date), including that the $120 per Unit price suggested by the general partner was generally within a reasonable range of the per-Unit valuation ranges indicated by Houlihan’s initial analyses, but was toward the higher end of the range indicated by certain of Houlihan’s initial analyses.  The general partner responded that it would be willing to increase or reduce the price, depending on Houlihan’s analysis and recommendations, as per Houlihan’s final fairness opinion.

We note that no presentations, exhibits, or other visual or written materials were provided to the general partner by Houlihan prior to or during the meeting on May 17, 2013, and Houlihan did not provide a further description of the low and high indications of its overall range of value or individual analyses, such as any specific dollar values or ranges. Additionally, Houlihan did not archive a version of its initial analyses referenced above, since these were preliminary in nature and intended to be refined further based on additional information to be provided by the general partner and work to be performed; no opinion as to fairness was determined or provided by Houlihan at this time. The information provided by the general partner to Houlihan was subsequently updated to incorporate additional details / data, including based on Houlihan’s due diligence, and Houlihan performed additional research and analysis, all of which Houlihan incorporated into its analyses and contributed to the basis for Houlihan’s fairness opinion (as delivered to the general partner in draft form on May 22, 2013 and in final form on May 31, 2013, as described below).

On May 22, 2013, the general partner received an initial draft of Houlihan’s fairness opinion, was advised that the analysis had resulted in Houlihan’s conclusion that a price of $120 per Unit was fair to the Partnership’s existing affiliated and unaffiliated limited partners (including those limited partners who would be cashed out in conjunction with the Reverse Split and those who would remain limited partners after the effects of the Reverse Split), and was instructed to review and confirm the factual information regarding the Partnership set forth in Houlihan’s draft fairness opinion and upon which the fairness opinion was based, as well as review and confirm the general partner’s understanding of Houlihan’s scope of services and the nature of Houlihan’s conclusion.

Houlihan emphasized to the manager of the general partner that, as stated in the draft fairness opinion, several analytical methodologies were employed in Houlihan’s analysis and no one method of analysis should be regarded as critical to the overall conclusion reached by Houlihan. Further, Houlihan explained that each analytical technique has inherent strengths and weaknesses, that the nature of the available information may further affect the value of particular techniques, and that each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the price per limited partnership Unit. Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the price to be paid for limited partnership Units in conjunction with the Reverse Split. Houlihan did not place any specific reliance or weight on any individual analysis, but instead, concluded that its analyses, taken as a whole, supported its conclusion and fairness opinion. Accordingly, Houlihan reiterated that it believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of its fairness opinion and the conclusions therein.

On May 31, 2013, the manager of the general partner had a meeting with representatives of Houlihan and confirmed that the factual information regarding the Partnership, as well as Houlihan’s scope of services and the nature of Houlihan’s conclusion, as set forth in Houlihan’s draft fairness opinion were accurate and understood by the general partner.

  Later in the day, on May 31, 2013, Houlihan issued its final fairness opinion stating that the $120 per Unit was fair to the Partnership’s existing affiliated and unaffiliated limited partners (including those limited partners who would be cashed out in conjunction with the Reverse Split and those who would remain limited partners after the effects of the Reverse Split).

  On May 31, 2013, the general partner approved the proposed going-private transaction, based on the information described herein, including Houlihan’s fairness opinion.

Purposes of and Reasons for the Reverse Split

One of the principal purposes of the Reverse Split is to reduce the number of record holders of our Units to fewer than 300. This will make us eligible to terminate the registration of our Units under Section 12(g) of the Exchange Act. We believe that deregistration of our Units would result in the elimination of the expenses related to our disclosure, compliance and reporting requirements under the Exchange Act and our ability to reallocate management resources currently deployed to comply with applicable federal securities laws. The general partner believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the significant and increasing cost of being a public company.

Annual Cost Savings

The general partner believes that, by deregistering our Units and suspending the Partnership’s periodic reporting obligations, the Partnership will experience annual cost savings of more than $107,000, which represents more than 14% of the Partnership’s 2012 expenses (not including depreciation). The annual cost savings estimates are based on the expenses incurred during the last year, which are scheduled in detail below:

Historical Fees	Recent Costs
Legal fees	$14,200
Audit fees	$30,000
Other professional services	$14,400
Reduction of other operating expenses*	$48,695

Total:	$107,295

*	Includes printing, mailing and filing costs, Sarbanes-Oxley Act and other filing compliance, internal personnel expense, and other related costs.

The estimated annual cost savings based on the above actual costs reflect, among other things:

•	A reduction in auditing and related fees;

•	A reduction in legal fees related to securities law compliance;

•	The elimination of costs associated with filing periodic reports with the Commission, which have increased significantly due to the requirement to provide financial statements in eXtensible Business Reporting Language (XBRL) format;

•	The savings in fees charged by the Partnership’s transfer agent due to a significant reduction in the number of accounts to be handled by the transfer agent expected as a result of the Reverse Split;

•	The lower printing and mailing costs attributable to the reduced reporting requirements, and the less complicated and extensive disclosures required as a result of the Partnership’s status as a private company;

•	The reduction in management time spent on compliance and disclosure matters attributable to the Partnership’s Exchange Act filings and the expected increased compliance costs associated with the Dodd-Frank Act relating to executive compensation and corporate governance requirements;

•	The lower risk of liability that is associated with non-reporting (as distinguished from public reporting) entity status;

•	The cost savings resulting from the Partnership’s not being subject to the internal control audit requirements imposed by SOX; and

•	The reduction in miscellaneous clerical and other expenses.

The annual cost savings amount set forth above is only an estimate. The actual savings the Partnership will realize from going private may be higher or lower than such estimate. The estimate of the annual savings to be realized if the Reverse Split is consummated are based upon (i) the actual costs to the Partnership of the services and disbursements in each of the categories listed above that were reflected in the Partnership’s recent financial statements and indicated above, (ii) anticipated costs of compliance in the future, and (iii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Partnership’s public reporting company status.

In addition to increasing costs, the burdens imposed on us as a result of being public have significantly increased since the passage of the Sarbanes-Oxley Act and the implementation of regulatory reforms adopted by the Commission. The overall management time expended on the preparation and review of our public filings has increased substantially in order for our principal executive and financial officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have very few management personnel, these indirect costs are significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public entity reporting and compliance obligations could be devoted to growing our business.

Operational Flexibility

Another reason for the Reverse Split relates to operational flexibility. The general partner believes that effecting the Reverse Split and ceasing to be a public reporting entity will enable management to concentrate its efforts on the long-term growth of the Partnership’s businesses, free from the constraints of public ownership which require significant time and resources for compliance.

Inability to Realize Benefits Associated with Public Entity Status

A significant reason for the Reverse Split relates to the Partnership’s inability to realize many benefits that typically accrue to public entities, including those listed below:

•	The ability to use Partnership Units, as opposed to cash or other consideration, to effect acquisitions.

•	The ability to enhance Partnership image by virtue of public company status. The general partner has determined that, due to the Partnership’s size and other factors, the Partnership has not enjoyed an appreciable enhancement in image as a result of its public entity status.

We believe our status as a public entity has not benefitted our limited partners materially, but also places an unnecessary financial, management and competitive burden on us. We have determined to effect the going-private transaction at this time after taking into account the negative effect that current economic conditions and our financial results have had on our ability to take advantage of certain benefits of being a public entity, including financing opportunities and an active, liquid market for our Units.

In addition, in determining to effect a going-private transaction at this time, we considered our current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives, including potential risks involved in achieving the prospects and objectives, the significant capital required to improve our business and concern regarding available alternatives to finance these capital expenditures, all as of the time we were evaluating a potential going-private transaction. While we have undertaken several efforts toward the renovation and repositioning of our most significant asset, the Sierra Marketplace (as defined under “Fairness of the Reverse Split--Factors Not Considered in Determining Fairness” below), in an attempt to fill the property’s vacancies, the economy in Reno, Nevada has not materially improved or shown signs of material improvement along with the recovery of the economy elsewhere in the U.S. Further, we do not see any indications that Reno’s economy or real estate market will materially improve at any time in the foreseeable future. For this reason, we have chosen to undertake the going-private transaction at this time.

Effects of the Reverse Split

As soon as practicable after the completion of the Reverse Split (assuming it is consummated and assuming it results in the Partnership having less than 300 limited partners of record), the Partnership intends to apply for termination of the registration of its Units under the Exchange Act.

Effects on the Number of our Authorized and Outstanding Units and Registered Holders

As of May 31, 2013, we had 167,977 Units issued and outstanding. Following the consummation of the Reverse Split, we will have approximately an aggregate of 153,790 Units issued and outstanding. Limited partners receiving cash in lieu of fractional shares will be paid $120 for each Unit held immediately prior to the Reverse Split. Units cancelled as a result of the Reverse Split will be retired. The Reverse Split will not alter the relative voting and other rights of our outstanding Units, except that Ben Farahi, the manager of our general partner, will increase his aggregate beneficial ownership of our Units from approximately 38.9% to 42.4%. Our Second Amended and Restated Limited Partnership Agreement (the “LP Agreement”) provides each limited partner who has been admitted to the Partnership with the right to cast one vote for each Unit held of record on certain matters reserved for the vote of the limited partners. These matters include, subject to certain limitations and conditions, removal of a general partner, election of a successor general partner, termination and dissolution of the Partnership, sale of all or substantially all assets of the Partnership, amendment of the LP Agreement, material changes in the purposes of the Partnership, termination and dissolution of the Partnership, voluntary assignment of the general partner interest and extension of the term of the Partnership.

Each Unit that remains outstanding after the completion of the Reverse Split will continue to entitle its owner to one vote regarding matters presented to limited partners. The Reverse Split is expected to reduce the number of our limited partners of record from approximately 677 to approximately 149 (assuming 10% of limited partners who currently own less than 100 Units will purchase Units in order to remain a limited partner), based on recent limited partner records and determined in accordance with the rules promulgated by the Commission with respect to calculating limited partners of record. This reduction in the number of our holders of record will enable us to terminate the registration of our Units under the Exchange Act, which will substantially reduce the information required to be furnished by us to our limited partners and to the Commission. Additionally, certain provisions of the Exchange Act, such as the proxy rules and the reporting and short-swing profit recovery provisions of Section 16(a) and 16(b), will no longer apply.

We have no current plans to issue Units or securities convertible into, or exercisable for, Units after the deregistration of our Units. However, we reserve the right to issue Units, or securities convertible into, or exercisable for, Units, at any time and from time to time, at prices and on terms as our general partner determines to be in our best interest. Continuing limited partners will not have any preemptive or other preferential rights to purchase any of our Units that we may issue in the future.

Effects on Holders of Fewer Than 100 Units

Once the Reverse Split is effected, a limited partner owning less than an aggregate of 100 Units immediately prior to the Reverse Split will:

•	have its Unit ownership right converted into a right to receive a cash payment equal to $120 per Unit held immediately prior to the Reverse Split without incurring transaction costs;

•	no longer have any equity interest in our partnership and, therefore, will not participate, as a limited partner, in our future potential earnings or growth, if any;

•	no longer be entitled to vote as a limited partner; and

•	possibly be required to pay federal, state and local income taxes, as applicable, on the cash amount received for the purchase of the Units cashed out pursuant to the Reverse Split.

Please note, if you hold fewer than 100 Units before the Reverse Split and wish to continue to be a limited partner after the Reverse Split, you may seek to purchase, prior to the effective time of the Reverse Split, sufficient additional Units to cause you to hold a minimum of 100 Units at the effective time of the Reverse Split. Please contact Karl Brokmann if you wish to purchase Units at this time. However, we cannot assure you that any Units will be available for purchase.

Special Considerations for Units Held in Street Name

•	If you hold our Units in “street name,” then your broker, bank or other nominee is considered the limited partner of record with respect to those Units and not you. We intend to treat limited partners holding Units in street name through a nominee (such as a broker, bank or other nominee) in the same manner as limited partners whose Units are registered in their own name. Accordingly, if a limited partner holds 100 or more Units in street name they will remain a limited partner after consummation of the Reverse Split. On the other hand, if a limited partner holds fewer than 100 Units in street name it is intended that it will receive cash for their Units. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Units and that it may hold 100 or more Units in the aggregate. Therefore, depending upon its nominee’s procedures, a limited partner’s nominee may not be obligated to treat the Reverse Split as affecting its beneficial holders’ Units and such limited partner may not receive cash for their fractional interests. If a limited partner holds fewer than 100 Units in street name, we encourage it to instruct its bank, broker or other nominee as soon as possible to transfer its Units into a record account in its name to ensure that it receives the cash payment of $120 per pre-split Unit.

•	We do not intend in connection with the Reverse Split to pay cash to holders of 100 or more Units in the aggregate. If a limited partner holds a total of 100 or more Units divided up among multiple brokerage and/or record accounts, each with fewer than 100 Units, we urge them to contact their broker, bank or other nominee immediately to make arrangements to register and/or consolidate their holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Reverse Split.

Effects on Continuing Limited Partners

If the Reverse Split is implemented, limited partners owning 100 Units or more immediately prior to the Reverse Split will:

•	continue to be limited partners and will therefore continue to participate, as a limited partner, in our future potential earnings or growth, if any;

•	not receive a cash payment for any of their Units as a result of the Reverse Split; and

•	receive less information about us and our business operations because we will no longer be subject to the proxy and periodic reporting rules of the Exchange Act; however, limited partners remaining following the Reverse Split will be entitled to, with written demand, (i) the Company’s ownership ledger, (ii) a list of limited partners and (iii) the Company’s other books and records.

Please note, if a limited partner holds 100 or more Units before the Reverse Split, except as described in the next paragraph, it can only receive cash for all of its Units in connection with the Reverse Split if, prior to the effective time of the Reverse Split, it reduces its ownership to fewer than 100 Units by selling or otherwise transferring Units to a different holder. However, we cannot assure any limited partner that any purchaser for its Units will be available or the price at which it may be able to sell such Units, which could be less than $120 per pre-split Unit. In addition, we cannot assure any limited partner that the general partner will not change the ratio prior to the effective time of the Reverse Split.

Effects on Our General Partner

Our general partner does not own any Units. Accordingly, the Reverse Split will not affect its ownership of Units.

Effects on Ben Farahi

As a result of the Reverse Split, we estimate that Ben Farahi, the manager of our general partner, will increase his aggregate beneficial ownership of our Units from approximately 38.9% to 42.5%. See the information under the caption “Information About Other Filing Persons—Interests of Ben Farahi in the Reverse Split” in this information statement.

Fairness of the Reverse Split

In General

For the reasons discussed below, the general partner determined that the Reverse Split is fair to all of our unaffiliated limited partners, both in terms of its form and the consideration being offered. Furthermore, the general partner concluded that the Reverse Split is in the best interests of the Partnership and is substantively and procedurally fair to the Partnership’s unaffiliated limited partners, regardless of whether such limited partners will be cashed out or will be continuing limited partners. The other Filing Person joins us in making the disclosures under this section “Fairness of the Reverse Split” as well as the disclosure immediately below under “Factors Considered in Determining Fairness.” Our Partnership and the other Filing Person expressly adopt the fairness determination analysis of the general partner as its own.

As discussed previously, on May 31, 2013, the manager of the general partner had a meeting with representatives of Houlihan and confirmed that the factual information regarding the Partnership, as well as Houlihan’s scope of services and the nature of Houlihan’s conclusion, as set forth in Houlihan’s draft fairness opinion were accurate and understood by the general partner. Later in the day, on May 31, 2013, Houlihan issued its final fairness opinion stating that the $120 per Unit price was fair to the Partnership’s existing affiliated and unaffiliated limited partners (i.e., the $120 per Unit price was fair to all of the Partnership’s security holders, regardless of their affiliate status). Subsequently on that day, the general partner approved the proposed going-private transaction, based on the information described herein, including Houlihan’s fairness opinion, and the necessary majority of limited partnership Units represented by the Consent Givers having voted in favor of the Reverse Split.

We note that all Filing Persons relied on Houlihan’s fairness opinion to reach a determination that the Reverse Split was fair to the Partnership’s unaffiliated Unit-holders, because Houlihan’s fairness opinion opined to the fairness of the $120 per Unit price with respect to all of the Partnership’s security holders, regardless of their affiliate status. Since Houlihan’s fairness opinion concluded that the $120 per Unit price was fair to all of the Partnership’s security holders, including both affiliated and unaffiliated limited partners, and all filing persons relied on Houlihan’s fairness opinion to reach a determination that the Reverse Split was fair to the Partnership’s unaffiliated Unit-holders, therefore, all Filing Persons concluded that the $120 per Unit price was fair to the Partnership’s unaffiliated Unit-holders.

Potential Conflicts of Interest

Limited partners of the Partnership should be aware that there are approximately three limited partners that currently own approximately 75.4% of the issued and outstanding Units of the Partnership, each of which is expected to be a continuing limited partner. Because of such ownership, such persons may have interests in the Reverse Split that are different from the interests of the limited partners which are to be cashed out as well as the unaffiliated continuing limited partners.

Our general partner and 10% and greater limited partners will experience certain advantages, in that they will be relieved of certain Commission reporting requirements and “short-swing trading” provisions making them liable to recovery of “short-swing profits” under Section 16 of the Exchange Act, and persons acquiring more than 5% of our Units will no longer be required to report their beneficial ownership under the Exchange Act. Furthermore, information regarding their compensation and Unit ownership will no longer be publicly available. In addition, by deregistering our Units under the Exchange Act, the Partnership will no longer be subject to the Sarbanes-Oxley provisions, including personal attestation by the officers about accounting controls and procedures, potential criminal liability regarding the disclosure by the Partnership and restrictions on lending.

Approval of Limited Partners by Consent

The Reverse Split was approved by the Consent Givers, the limited partners holding a majority interest in the issued and outstanding Units. No further approval is required by the limited partners. The Act does not require the approval of at least a majority of the Partnership’s unaffiliated limited partners for the Reverse Split. In the opinion of the general partner, conditioning the approval of the Reverse Split and its related actions on the approval of the smaller limited partners would not reflect their collective judgment because, based on past experience of the Partnership, it would be unlikely that a large number of such limited partners would vote, in person or by proxy. Moreover, because two limited partners who hold 57.1% of the issued and outstanding Units have approved the action, the aggregate decision of the limited partners pursuant to Delaware law is a foregone conclusion.

Approval of the General Partner

The general partner fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Split, and determined that the Reverse Split is in the best interests of the Partnership and is substantively and procedurally fair to each group of affiliated and unaffiliated limited partners of the Partnership, including the unaffiliated limited partners which will be cashed out, who, individually, will receive cash in lieu of fractional Units fewer than one whole Unit and the unaffiliated continuing limited partners, individually, who will remain limited partners of the Partnership after the Reverse Split. The general partner recommended that the Consent Givers approve the Reverse Split. After deliberation, the Consent Givers unanimously approved the Reverse Split as in the best interests of the Partnership and that it is substantively and procedurally fair to the limited partners.

The general partner believes that it has a fiduciary responsibility to all Partnership limited partners. In upholding its fiduciary responsibility to all Partnership limited partners, the general partner reviewed and considered the terms, alternatives and effects of the Reverse Split as to each of the limited partners to be cashed out, the continuing limited partners and the Partnership. In addition, the general partner adopted Houlihan’s analysis, as described below under “Factors considered in Determining Fairness—Supportive Factors--Financial Analysis and Opinion of Houlihan,” as its own.

The general partner and the Consent Givers also noted that this information statement, along with our other filings of the Partnership with the Commission, provide a great deal of information for unaffiliated limited partners to evaluate the Reverse Split, and that no special provision for the review of our partnership files was necessary. The general partner and the Consent Givers noted as well that, subject to certain conditions, Delaware law already provides limited partners with the right to review the Partnership’s books and records.

The general partner and the Consent Givers also noted that, although the Reverse Split will increase the percentage of our outstanding Units held by our controlling limited partners, these changes will not affect the control of the Partnership.

Cash Consideration

In determining the cash consideration to be paid to limited partners to be cashed out in connection the Reverse Split, the general partner considered the fair market value of the Partnership taking into consideration the analyses provided by Houlihan. Because no trades of the Units have occurred in the past three years, the general partner did not consider the historical market prices of the Units as an appropriate way to value the Units. The general partner did not make any independent analysis with respect to the valuation of the Units.

Factors Considered in Determining Fairness

The general partner and the Consent Givers also considered the factors below in reaching their conclusions as to the overall substantive fairness of the Reverse Split to the Partnership’s unaffiliated limited partners. The factors discussed below do not represent an exhaustive list, but do reflect the factors that the general partner and the Consent Givers considered to be material. Although the general partner did not assign specific weight to any of the following factors, it did place emphasis on the opportunity for unaffiliated limited partners to accept the $120 cash out value which is at a premium to the price offered to selling limited partners pursuant to our Unit repurchase program prior to the announcement of our intention to undertake the Reverse Split and going-private transaction, and the fact that the proposed cash out payment was determined to be fair to the unaffiliated limited partners who will receive cash payments for their pre-split Units and will not be continuing limited partners, from a financial point of view, by Houlihan. After weighing the substantive benefits and disadvantages, the general partner considered, on balance the Reverse Split was fair to the unaffiliated limited partners.

Supportive Factors

In reaching the determinations and recommendations described above, the general partner relied upon a number of factors that affirmatively supported these determinations and recommendations. The general partner believed that these factors supported its conclusion that the Reverse Split and the related transactions are fair to and in the best interests of the Partnership’s limited partners. These factors include, but are not limited to, the following:

Offer Price. The general partner evaluated the consideration to be paid to limited partners who will be cashed-out in the Reverse Split. The general partner considered:

•	the fact that the $120 per share consideration implies a premium of 6.2%, 10.1% and 16.5%, respectively, to the Partnership’s Unit price pursuant to the Unit repurchase program from March through May 2013, January and February 2013 and May 2012 through December 2012, respectively;

•	The fact that in January 2009, Ben Farahi acquired an aggregate of 2,091 Units for $120 per unit through private transactions, that in April 2009 Ben Farahi acquired an aggregate of 3,415 Units for $110 per Unit pursuant to his tender offer for Units and that the Partnership has acquired an aggregate of 12,704 Units at an approximate average price of $103.26 per Unit since August 2009 pursuant to its Unit repurchase program. The Unit repurchase program enables the Partnership to repurchase whole Units only, at a price reasonably determined by the general partner based on market considerations. The Partnership's obligation to repurchase any Units under the repurchase program is conditioned upon its having sufficient funds available to complete the repurchase;

•	that there are no indications that, without effecting the Reverse Split, the market price of our Units would meet or exceed the consideration being offered at any time in the foreseeable future if there was no Reverse Split; and

•	the fact that there is no financing contingency to close the transaction.

Financial Analysis and Opinion of Houlihan. The general partner considered:

•	the financial analyses reviewed and discussed with the general partner by representatives of Houlihan;

•	the oral opinion of Houlihan delivered on May 31, 2013 (which was subsequently confirmed in writing by delivery of Houlihan’s written opinion) to the effect that consideration of $120 per pre-split Unit is fair, from a financial point of view, to holders of Units who will receive cash payments for their pre-split Units and will not be continuing limited partners; and

•	the fact that the fact that $120 was generally within the range of the implied ranges of value per Unit indicated by the financial analyses performed by Houlihan.

The Partnership will accrue significant cost and time savings. By reducing the Partnership’s number of limited partners of record to less than 300 and deregistering our Units under the Exchange Act as intended, based on historical expenses, the Partnership expects to save (i) approximately $44,200 per year in professional fees and expenses for the preparation and filing of reports required by the Exchange Act, (ii) approximately $14,400 per year in other professional services, and (iii) approximately $48,400 per year in other costs related to being a publicly reporting entity, such as Edgarization and XBRL costs, printing and mailing costs, expenses for compliance with the internal control and procedure requirements associated with Sarbanes-Oxley, the Dodd-Frank Act and other regulatory compliance issues applicable to public entities, and internal personnel expenses. The termination of the Partnership’s public reporting obligations will also alleviate a significant amount of time and effort previously required of the Partnership’s employees in preparing and reviewing the periodic reports and filings required of public entities under the Exchange Act and the pressure and expense of hiring staff to satisfy the regulatory reporting requirements, United States GAAP reporting requirements and investor relations.

Financial and Business Information. The general partner considered our current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives, including potential risks involved in achieving the prospects and objectives, and the current and expected condition in the local Reno, Nevada economy and in the commercial real estate industry, including the potential impact of these conditions in achieving the prospects and objectives. The general partner considered that during 2011, 2012 and, to date, in 2013, despite efforts to reduce expenses and fill vacancies within the property constituting the Partnership’s most substantial asset, we experienced losses from operations.

Management Forecasts. The general partner considered the financial projections for fiscal years 2013 through 2017. For further information regarding the financial projections, see “Special Factors—Opinion of Houlihan Capital, LLC, Financial Advisor to Biggest Little Investments L.P.”

Absence of Strategic Alternatives. In making the determination to proceed with the Reverse Split, the general partner evaluated other strategic alternatives. As discussed below, the general partner ultimately rejected the alternatives to the Reverse Split because the general partner believed that the Reverse Split would be the simplest and most cost-effective approach to achieve the purposes described in this information statement. These alternatives were:

•	Due to the state of the national economy and local business conditions, the general partner believes it would be imprudent to liquidate the Partnership’s shopping center at a distressed price. It is the general partner’s intent to redevelop the center when and if the economy improves. Therefore, the general partner has not considered selling the Partnership’s assets.

•	Maintaining the status quo. The general partner also considered taking no action to reduce the number of our limited partners and, therefore, remaining a public entity. However, due to the significant and increasing costs of being public, the general partner believed that maintaining the status quo would be detrimental to all of our limited partners. We would continue to incur the costs of being a public entity without realizing many of the benefits of public entity status. Furthermore, the general partner believed that limited partners may not have been able to efficiently liquidate their investment in us in the foreseeable future.

Liquidity. The virtually non-existent trading market for our Units, the absence of the availability of a public trading market and our inability to access the public capital markets indicate that our limited partners are not receiving the typical benefits of public entity securities ownership. Since August 2009, the Partnership has had in place an offer enabling the Partnership’s limited partners to sell their Units back to the Partnership (the “Repurchase Program”). The Partnership may repurchase whole Units only, at a price reasonably determined by the general partner based on market considerations. As of March 31, 2013, an aggregate of 12,358 Units have been repurchased by the Partnership at an approximate average price of $102.98 per Unit pursuant to the Repurchase Program. The Reverse Split and the deregistration of our Units are expected to provide limited partners with an efficient mechanism to liquidate their equity interest at a fair price for their Units and without a broker’s commission. Based on information available to us, we estimate that we presently have an aggregate of approximately 677 record holders of our Units and no beneficial holders of our Units. We estimate that approximately 587 of our holders of record own fewer than 100 Units each. In the aggregate, the shares held by these small holders comprise less than 8.4% of our outstanding Units, but represented approximately 86.7% of our total number of beneficial holders.

Potential Disadvantages to Limited Partners of the Reverse Split

No Participation in Our Future. Limited partners owning fewer than 100 Units immediately prior to the effectiveness of the Reverse Split will, after giving effect to the Reverse Split, no longer have any equity interest in us and, therefore, will not participate in our future potential earnings or growth. It is expected that all but approximately 149 beneficial holders will be fully cashed out in the Reverse Split, assuming that 10% of limited partners owning fewer than 100 Units will purchase Units in order to remain a limited partner. It will be difficult or impossible for cashed out limited partners to re-acquire an equity interest in us because the general partner has a right of first refusal to purchase any Units unless the buyer is a then existing limited partner.

The Reverse Split will require limited partners who own fewer than 100 Units to surrender their Units for a cash payment of $120 per pre-split Units. These limited partners will not have the ability to continue to hold their Units. The ownership interest of these limited partners will be terminated as a result of the Reverse Split.

Reduced Information for Remaining Holders. Potential disadvantages to certain of our limited partners who will remain as limited partners after the Reverse Split include reduced disclosure of information about us and lack of a liquid market for their Units. When the Reverse Split is effected, we intend to terminate the registration of our Units under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements of the Exchange Act or the proxy rules thereunder. Termination of our registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our limited partners. After we become a non-reporting, privately-held entity, our limited partners will have access to our partnership books and records only to the extent provided by the Act or required by our general partner’s fiduciary duties to us and our limited partners. Any documents provided to our continuing limited partners may not be as detailed or extensive as the information we currently file with the Commission and deliver to limited partners.

Termination of our registration under the Exchange Act also will make many of the provisions of the Exchange Act intended to protect investors no longer applicable to us, including the short- swing profit provisions of Section 16 and the stock ownership reporting rules under Section 13. In addition, upon termination of our registration, we will no longer file periodic reports with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and we will not be subject to the Commission’s proxy rules.

Accordingly, you will have access to much less information about us once we are a private entity than you currently have. Moreover, once we are private, we do not intend to make available to our limited partners any financial or other information about us that is not required by law.

Under the Act, after the Reverse Split, limited partners will be entitled to, with written demand, (i) the Partnership’s ownership ledger, (ii) a list of limited partners and (iii) the Partnership’s other books and records. Other than to satisfy these requirements and any other information obligations as may be required by law, we do not anticipate issuing any financial or other reports to limited partners after we deregister our Units.

Tax Treatment. For those limited partners who receive a cash payment as a result of the Reverse Split, their receipt of cash will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. Amounts received may result in capital gains or losses depending on their situation. For our continuing limited partners who retain their Units immediately following the Reverse Split without the receipt of a cash payment, their receipt of the post-split Units will not be a taxable transaction for United States federal income tax purposes or taxable for state, local, foreign and other tax purposes. See the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse Split” in this information statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Split in light of your particular circumstances, including under any applicable state and local tax laws.

Governance Matters. As a result of the Reverse Split, we estimate that the Consent Givers will increase their aggregate beneficial ownership of our Units from approximately 57.1% to approximately 62.4%. This increase in the concentration of our equity ownership will enable the Consent Givers to continue to control the outcome of any voting rights to which our limited partners are entitled. Accordingly, our unaffiliated limited partners who remain limited partners after the consummation of the Reverse Split will have little or no ability to affect the operation of the Partnership. As a private entity, we will no longer be subject to the corporate governance standards set forth in the rules of the Commission, including rules related to related party transactions and maintenance of a code of ethics. Many of these rules were set up with the objective of protecting unaffiliated holders of an entity’s securities from conflicts of interest between an entity and its affiliates. Once we are private, we will no longer be subject to such rules, although our general partner will continue to be subject to its fiduciary obligations under state law.

Potential Reinstatement of Reporting Obligations. The intended effect of the Reverse Split is to reduce the number of record holders of our Units to fewer than 300. This will make us eligible to terminate the registration of our Units under Section 12(g) of the Exchange Act. We expect to reduce the number of our record holders to approximately 149 as a result of the Reverse Split, assuming that 10% of owners with fewer than 100 Units will purchase Units in order to remain limited partners. However, if the Reverse Split does not have the intended effect, or if the number of limited partners rises to 500 or more after the consummation of the Reverse Split for any reason, we may once again be subject to the periodic reporting obligations under the Exchange Act and the Commission’s proxy rules, which would negate much, if not all, of the savings intended to be accomplished through the Reverse Split.

No Appraisal Rights. Limited partners will not be entitled to appraisal or dissenters’ rights under the Act or the LP Agreement in connection with the transaction.

Lack of Liquidity for Remaining Limited Partners. The market for our Units will be illiquid or non-existent following the Reverse Split. Accordingly, remaining limited partners following the Reverse Split will not have a readily available means to liquidate their holdings.

Potential Detrimental Effects to Us. Apart from the consideration to be paid to limited partners who are cashed-out in the Reverse Split, completion of the Reverse Split is expected to require approximately $107,000 of additional cash for advisory, legal, financial, accounting, printing and other fees and costs related to the transaction. We will pay these fees and costs related to the transaction out of our cash reserves.

In addition, the reduction in publicly available information about our Partnership will make it more difficult for vendors and tenants to review our creditworthiness and may, consequently, affect our business.

Factors Not Considered

The general partner did not consider a number of factors that might, under certain circumstances, have been relevant to assessing fairness. For example:

•	In July 2006, the Partnership received a proposal from Monarch Casino & Resort, Inc. (“Monarch”), the owner of the property adjacent to the Partnership’s most substantial asset, the Sierra Marketplace Shopping Center (“Sierra Marketplace”), to purchase Sierra Marketplace at a cash price of $27 million, which would have entitled the limited partners to an amount equal to approximately $175 per Unit. The Partnership had received expressions of interest in the Sierra Marketplace from Monarch and other third parties in the past but no prior offers were ever made, nor were any significant negotiations ever commenced. In October 2005, a representative of a publicly held casino operator met with Ben Farahi, in his capacity as the sole manager of the general partner of the Partnership, and stated that his company was interested in purchasing the property adjacent to the Sierra Marketplace and, contingent upon such purchase, also desired to purchase Sierra Marketplace. However, negotiations between the casino operator and Monarch, the owner of the adjacent property, were unsuccessful and, accordingly, no offer was ever made to purchase Sierra Marketplace. In addition, on May 3, 2006, the Partnership received a letter from counsel to Monarch confirming a prior telephone conversation in which such counsel had advised Ben Farahi that the Monarch Board of Directors wished to immediately commence negotiations for the Sierra Marketplace. During the referenced telephone conversation, a member of the Board of Directors of Monarch informed Ben Farahi that Monarch was interested in negotiating to purchase the Sierra Marketplace. Ben Farahi, on behalf of the general partner of the Partnership, responded to the representative of Monarch that the Partnership was not interested in selling the Sierra Marketplace but would, instead, consider entering into a long-term lease arrangement. In July 2006, Monarch filed a Current Report on Form 8-K stating that Monarch's Board of Directors had been “accumulating information relative to a potential purchase offer” for Sierra Marketplace. On October 16, 2006, the general partner completed a thorough review of Monarch's offer and concluded that this offer was not in the best interest of the Partnership's limited partners and, therefore, did not enter into negotiations with Monarch. Ben Farahi, was, until May 26, 2006, Co-Chairman of the Board, Chief Financial Officer, Secretary, and Treasurer of Monarch, and still owned approximately 12.0% of Monarch’s outstanding common stock as of March 31, 2013. Bob Farahi is President and Co-Chairman of the Board of Monarch and owned approximately 12.3% of Monarch’s outstanding common stock as of March 31, 2013. John Farahi, also a brother of the Consent Givers, is the Chief Executive Officer and Co-Chairman of the Board of Monarch and owned approximately 20.2% of Monarch’s outstanding common stock as of March 31, 2013. John Farahi’s son is also an executive officer of Monarch.

•	The general partner has not sought offers from third parties regarding an investment in or sale of the Partnership.

•	The general partner did not consider our net book value because it was not considered by the general partner to be meaningful or relevant for evaluating the fairness of the transaction. Net book value was not considered relevant because it is an accounting measure better equipped to reflect historical costs rather than to evaluate current value.

Procedural Fairness

The general partner has determined that the Reverse Split is procedurally fair to all unaffiliated limited partners, including limited partners who will receive cash payments in connection with the Reverse Split as well as limited partners who will retain an equity interest in us. In reaching this conclusion, the general partner determined that its receipt of an opinion from Houlihan was a critical procedural safeguard protecting the interests of all unaffiliated limited partners. On May 31, 2013, Houlihan provided an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of our Units who will receive cash payments for their pre-split shares and will not be continuing limited partners. We did not have any relationship with Houlihan prior to this transaction. Houlihan is an investment banking firm that facilitates mergers, acquisitions, and private placement transactions, as well as provides valuation and financial advisory services.

The Reverse Split was approved by the limited partner holding 57.1% of the issued and outstanding shares of our Units. The Act does not require the approval of at least a majority of the Partnership’s unaffiliated limited partners for the Reverse Split. In the opinion of the general partner, conditioning the approval of the Reverse Split and its related actions on the approval of the smaller limited partners would not reflect their collective judgment because, based on past experience of the Partnership, it would be unlikely that a large number of such limited partners would vote, in person or by proxy. Moreover, because the two limited partners who hold 57.1% of the issued and outstanding Units has approved the action, the decision of the limited partners pursuant to Delaware law is a foregone conclusion.

The general partner also did not retain an unaffiliated representative to act solely on behalf of the unaffiliated limited partners. Retaining an unaffiliated representative on behalf of the unaffiliated limited partners would be an added expense of the Reverse Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated limited partners is not required under applicable law. In addition, one of the main purposes of engaging Houlihan was to provide independent, expert advice to the general partner in approving a price that would be fair to our unaffiliated limited partners who will receive cash payments for their pre-split Units and will not be continuing limited partners.

The general partner has not extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated limited partners’ access to our files, the general partner believes that this information statement, together with our other filings with the Commission, provide adequate information for unaffiliated limited partners. The general partner also considered the fact that under the Act and subject to specified conditions set forth under Delaware law, limited partners have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the general partner also took into account factors such as our size and financial capacity and the costs of such procedures.

The general partner determined that the process leading up to the approval of the Reverse Split was procedurally fair to the limited partners because of the structural fairness of the Reverse Split and the safeguards that the general partner put into place. The critical procedural safeguard that the general partner used was the engagement of Houlihan to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to our unaffiliated limited partners who will receive cash payments for their pre-split Units and will not be continuing limited partners.

This discussion of the information and factors considered by the general partner is not intended to be exhaustive and may not include all of the factors considered. In reaching its determination to approve and recommend the Reverse Split, the general partner did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Reverse Split is advisable and in our best interest and the best interest of our unaffiliated limited partners. Rather, the general partner viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it.

Opinion of Houlihan Capital, LLC, Financial Advisor to Biggest Little Investments L.P.

The general partner retained Houlihan to act as its financial advisor in connection with the proposed Reverse Split. Houlihan is an investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, corporate restructurings, and private placements, as well as for corporate and other purposes. The general partner selected Houlihan as its financial advisor on the basis of Houlihan’s experience in performing similar analyses in the context of similar matters, Houlihan’s standing and reputation in the investment community, as well as Houlihan’s familiarity with BLI, the Partnership’s business, and the relevant industry of operations.

On May 31, 2013 Houlihan made a presentation and delivered a written opinion dated May 31, 2013 to the general partner, stating that, as of that date, based upon and subject to the information considered, analyses performed, assumptions made, and limiting conditions for Houlihan’s work (as set forth in Houlihan’s opinion and engagement letter for its assignment), the $120.00 per-Unit cash consideration contemplated by the Reverse Split that would be paid to the existing limited partners of BLI who would be cashed out in conjunction with the Reverse Split (the “Cash Consideration”) was fair, from a financial point of view, to the existing limited partners of BLI.

The full text of Houlihan’s opinion is attached as Annex A to this information statement. Houlihan’s opinion details the procedures followed, information considered, analyses performed, assumptions made, and qualifications and limitations on the work undertaken by Houlihan in rendering its opinion. The description of Houlihan’s opinion set forth below is qualified in its entirety by reference to the full text of Houlihan’s opinion, as attached to this information statement. BLI’s limited partners are urged to read Houlihan’s entire opinion carefully in connection with informing themselves about the proposed Reverse Split and the expected effects of such on the limited partners of BLI.

Houlihan’s opinion was rendered, and provides Houlihan’s understanding and conclusions, only as of the date of its opinion. Houlihan’s opinion was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, as of the date of its opinion, including Houlihan’s understanding of the Cash Consideration, as represented at that time by BLI’s management. Events occurring after the date of Houlihan’s opinion could materially affect Houlihan’s opinion. Houlihan has not undertaken to update, revise, reaffirm, or withdraw its opinion, nor has it otherwise commented upon events that have occurred, after the date of its opinion. BLI has not obtained, nor will it obtain, an updated fairness opinion from Houlihan to reflect any differences in circumstances or financial, economic, market, or other conditions as of the date that the Reverse Split is completed. Houlihan’s fairness opinion was approved by Houlihan’s internal fairness committee upon review.

Houlihan’s opinion does not constitute a recommendation as to whether BLI should complete the Reverse Split.

Process

In arriving at its opinion, Houlihan reviewed and analyzed all of the information that it deemed necessary and appropriate. In particular, Houlihan:

•	Held discussions and had other communications with BLI’s management regarding the history and outlook of the Partnership, as well as the details of the proposed Reverse Split;
•	Reviewed and analyzed BLI’s audited financial statements for the fiscal years ending December 31, 2008 through 2012, as presented in the Partnership’s SEC Form 10-K, and BLI’s unaudited financial statements for the three months ending March 31, 2012 and 2013, as presented in the Partnership’s SEC Form 10-Q;
•	Reviewed and analyzed income statement and related financial projections prepared by BLI’s management for the fiscal years ending December 31, 2013 through 2017;
•	Reviewed the Partnership’s draft SEC Schedule 13E-3 Transaction Statement and draft SEC Schedule 14C Information Statement prepared by BLI’s management and outside legal counsel of the Partnership outlining the key terms of the proposed Reverse Split;
•	Reviewed the Second Amended and Restated Limited Partnership Agreement of BLI, dated October 8, 2003, as well as the 1st and 2nd amendments to such, dated September 1, 2005 and June 12, 2009, respectively;
•	Reviewed the recent history of the Partnership's purchase of Units from limited partners pursuant to the terms of a tender offer that has been on-going since August 2009 in which limited partners may sell their Units back to the Partnership for cash at a price agreed upon with the general partner (the “Redemption Offer”), including the number of Units purchased and the average price paid per Unit during certain recent periods;
•	Reviewed the industry in which BLI operates, which included a review of (i) certain industry research, (ii) certain broadly comparable publicly traded companies, and (iii) merger and acquisition (“M&A”) transactions involving broadly comparable target companies;
•	Developed indications of value for BLI and the Units using generally accepted valuation methodologies;
•	Reviewed certain other relevant, publicly available information, including economic, industry, and demographic information, as well as information specific to the Partnership.

As noted above, Houlihan held discussions and had other communications with BLI’s management, as well as the Partnership’s legal advisors, concerning BLI’s business and operations, assets, liabilities, present conditions, and future prospects. Further, Houlihan undertook such other studies, analyses, and investigations, as Houlihan deemed relevant and appropriate to perform its assignment.

In preparing its opinion, Houlihan assumed and relied upon the accuracy and completeness of, and did not independently verify, the information supplied or otherwise made available to Houlihan by BLI and the Partnership’s advisors, discussed with or prepared for Houlihan, or as was publicly available, and did not make any independent verification of any such information. Houlihan further relied upon the assurance of BLI’s management and the Partnership’s advisors that they were unaware of any facts or circumstances that would make such information substantially incomplete or misleading.

Houlihan did not subject such information to either (i) any independent review by Houlihan or a third party of any kind, or (ii) an audit in accordance with generally accepted auditing standards, such as pursuant to U.S. generally accepted accounting principles, or the Statement on Standards for Prospective Financial Information issued by the American Institute of Certified Public Accountants. Further, the preparation of Houlihan’s opinion did not include a review of any of the Partnership’s day-to-day business operations, transactions, or books and records, and cannot be expected to identify any errors, irregularities, or illegal acts, including fraud or defalcations, of the Partnership that may exist.

In addition, Houlihan assumed and relied upon the reasonableness and accuracy of BLI’s financial projections, forecasts, and analyses provided to Houlihan, and assumed that such projections, forecasts, and analyses were reasonably prepared in good faith and on a basis reflecting the best available judgments and estimates of BLI’s management. Accordingly, Houlihan did not express an opinion or any other form of assurance regarding the accuracy, completeness, or correctness of such information (or, in the case of projections, forecasts, and analyses the assumptions upon which such were based and their achievability).

Houlihan’s opinion was necessarily based upon economic, market, and other conditions and circumstances as they existed and could be evaluated as of the date of Houlihan’s opinion. Although such conditions and circumstances may have changed or may change in the future, Houlihan neither has, nor had, any obligation to update, revise, or reaffirm its opinion to take into account such potential changes. Further, Houlihan expressed no opinion, and does not and will not express an opinion, as to the fairness of any consideration paid, or any other matters, in connection with any other agreements ancillary to the Reverse Split or any other transaction, unless separately engaged to express such an opinion. Specifically, Houlihan expressed no opinion as to the fairness of the amount or nature of any compensation to any of BLI’s management, officers, directors, or employees to be received by such parties in connection with or as a result of the Reverse Split or any other matters.

In determining its opinion, Houlihan did not conduct a physical inspection of the properties and facilities of BLI, and did not review any of the books and records of BLI (other than the historical financial statements, as described above). Houlihan neither made nor obtained any evaluations or appraisals from a third party of the Partnership’s assets. Houlihan’s opinion assumed that the Reverse Split would be completed without waiver or modification, by any party thereto, of any of the material terms or conditions, as communicated to Houlihan by BLI’s management during Houlihan’s procedures to determine its opinion, and that the final form of the Reverse Split would be substantially similar in all material respects to terms and conditions considered by Houlihan in forming its opinion.

Houlihan did not provide advice concerning the structure, or terms and conditions, or the Reverse Split. Houlihan expressed no opinion, and does not express an opinion, as to whether any alternative transaction might have resulted in terms and conditions more favorable to BLI or its limited partners than those contemplated by the Reverse Split.

In connection with rendering its opinion, Houlihan performed certain financial, comparative, and other analyses, as summarized below. Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Cash Consideration contemplated by the Reverse Split and to enhance the total mix of information available. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, to BLI’s existing limited partners of the Cash Consideration, but rather considered such analyses in the aggregate to determine its opinion.

Further, the below summary of Houlihan’s analyses is not a complete description of the analyses underlying Houlihan’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the particular work steps and assumptions involved in the application of those methods to the particular facts and circumstances. As a result, a fairness opinion is not readily susceptible to partial analysis or summary description. In determining its opinion, Houlihan made certain qualitative judgments as to the relevance of each analysis and with respect to various factors that it considered, as is typical within professional valuation practice.

In addition, Houlihan may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, such that the range of valuations resulting from any particular analysis described below should not be taken to be Houlihan’s view of the value of BLI’s assets. The estimates contained in Houlihan’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets are intended to represent a reasonable range of indicated going concern values in their current use and neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Houlihan’s analyses and estimates are inherently subject to substantial uncertainty. Houlihan’s analyses must be considered as a whole. Selecting portions of Houlihan’s analyses or the factors considered therein, without considering all of Houlihan’s analyses and factors collectively, could create an incomplete or misleading view of the processes underlying, and the conclusions determined through, the analyses performed by Houlihan.

The below summaries of Houlihan’s financial reviews and analyses include information presented in tabular format. In order to fully understand Houlihan’s financial reviews and analyses, the below tables must be read together with the accompanying text of each summary, and moreover should be considered in the context of and with an understanding of Houlihan’s full opinion, as attached hereto. The tables alone do not constitute a complete description of the financial analyses, such as the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create an incomplete or misleading view of the financial analyses performed by Houlihan.

Houlihan’s opinion regarding the Cash Consideration contemplated by the Reverse Split was just one of the many factors taken into account by the general partner in making its determination to approve the Reverse Split, including those described elsewhere in this proxy statement.

Fairness to Existing Limited Partners of BLI

In arriving at its fairness opinion, Houlihan performed a guideline public company analysis, a comparable transactions analysis, and a discounted cash flow analysis, each as more fully discussed below. Houlihan compared the Cash Consideration to be paid in connection with the contemplated Reverse Split to the ranges of value indicated by each of the three distinct analyses described below under “Guideline Public Company Analysis”, “Comparable Transactions Analysis”, and “Discounted Cash Flow Analysis”. The Cash Consideration was considered to be within a reasonable range of the per-Unit valuation ranges indicated by Houlihan’s guideline public company, comparable transactions, and discounted cash flow analyses. On this basis, Houlihan concluded that it was of the opinion that the Cash Consideration to be paid in connection with the contemplated Reverse Split was fair, from a financial point of view, to the existing limited partners of BLI.

Cash Consideration Analysis

Houlihan noted that the maximum sum of the Cash Consideration payable by the Partnership at the completion of the contemplated Reverse Split is estimated to be approximately $1.7 million, assuming that all of the Units that would be subject to the Reverse Split are cashed out. Houlihan also noted that BLI management estimated that 10% of the existing limited partners that hold less than 100 Units and would otherwise be subject to the Reverse Split would attempt to purchase additional Units, such that they would then own 100 or more Units and not be subject to the Reverse Split. Further, Houlihan noted that notwithstanding such attempts by existing limited partners to remain limited partners, the Partnership intends to pay the sum of the Cash Consideration payable at the completion of the contemplated Reverse Split from the Partnership’s cash account balance, which is currently sufficient to cover such payments.

Guideline Public Company Analysis

A guideline public company analysis reviews the trading multiples of publicly traded companies that are considered reasonably similar to the subject company with respect to industry of operation (business and revenue model), operating characteristics, and, often to a lesser extent, size. Houlihan identified ten guideline public companies that were considered broadly similar to BLI.

Ticker	Name
NYSE:CBL	CBL & Associates Properties Inc.
NYSE:DDR	DDR Corp.
NYSE:GRT	Glimcher Realty Trust
AMEX:NLP	NTS Realty Holdings LP
NYSE:PEI	Pennsylvania Real Estate Investment Trust
NYSE:RPT	Ramco-Gershenson Properties Trust
NYSE:RSE	Rouse Properties, Inc.
NYSE:BFS	Saul Centers Inc.
NYSE:TCO	Taubman Centers, Inc.
NYSE:WRI	Weingarten Realty Investors

It was not possible to identify guideline public companies with characteristics identical to BLI. BLI’s primary competitors are all either privately held companies or operate as divisions of larger, more diversified organizations for which no market value has been established for the specific division that competes with the Partnership. As a result, it is not possible to use such direct competitors as a basis for a comparable company analysis to determine an indicated market value for BLI. Therefore, Houlihan identified other guideline public companies that are broadly similar to BLI, but, again, cannot be considered identical to BLI. Houlihan notes that this is common practice in the professional valuation industry and is considered a generally accepted valuation methodology, since exactly comparable public companies can rarely be identified.

The guideline public companies used by Houlihan were those that most closely resembled BLI in terms of operating and risk characteristics as of the date of Houlihan’s analysis. In selecting guideline public companies, Houlihan searched for companies engaged in similar lines of business, with similar product/service offerings, customers, and operating and margin structure.

Houlihan calculated multiples of Enterprise Value (“EV”), defined as total invested capital excluding cash and cash equivalents, to the following financial metrics for the guideline public companies:

•	Revenue for the latest twelve months (“LTM”) period, as well as for projected 2013 and 2014;
•	EBITDA for the LTM period, as well as for projected 2013 and 2014; and
•	Book Value for the most recent period reported.

The valuation multiples observed within Houlihan’s guideline public company analysis are summarized in the following table:

Biggest Little Investments L.P.
Guideline Public Company Analysis - Valuation Multiples

		EV / Revenue			EV / EBITDA			EV / Book
Ticker	Company Name	LTM	2013E	2014E	LTM	2013E	2014E	Value
NYSE:CBL	CBL & Associates Properties Inc.	8.52x	8.87x	8.48x	13.1x	13.0x	12.5x	2.8x
NYSE:DDR	DDR Corp.	12.19x	12.94x	12.32x	19.3x	19.9x	18.1x	1.9x
NYSE:GRT	Glimcher Realty Trust	10.48x	11.25x	9.85x	20.1x	23.9x	17.9x	4.2x
AMEX:NLP	NTS Realty Holdings LP	6.09x	NM	NM	17.1x	NM	NM	4.5x
NYSE:PEI	Pennsylvania Real Estate Investment Trust	7.24x	6.59x	6.82x	13.5x	13.2x	13.0x	NM
NYSE:RPT	Ramco-Gershenson Properties Trust	13.43x	13.76x	11.36x	23.8x	21.9x	19.9x	1.6x
NYSE:RSE	Rouse Properties, Inc.	9.20x	NM	NM	16.8x	NM	NM	2.0x
NYSE:BFS	Saul Centers Inc.	10.09x	10.34x	10.00x	15.8x	NM	14.8x	10.8x
NYSE:TCO	Taubman Centers, Inc.	10.26x	11.21x	10.28x	16.8x	17.5x	18.0x	NM
NYSE:WRI	Weingarten Realty Investors	12.24x	13.14x	12.80x	19.2x	19.2x	19.9x	2.6x

	Max	13.43x	13.76x	12.80x	23.8x	23.9x	19.9x	10.8x
	75th Percentile	11.76x	12.99x	11.60x	19.3x	20.9x	18.6x	4.3x
	Mean	9.97x	11.01x	10.24x	17.6x	18.4x	16.8x	3.8x
	Median	10.18x	11.23x	10.14x	17.0x	19.2x	17.9x	2.7x
	25th Percentile	8.69x	9.97x	9.51x	16.1x	15.4x	14.3x	2.0x
	Min	6.09x	6.59x	6.82x	13.1x	13.0x	12.5x	1.6x

Houlihan noted that relative to the guideline public companies, BLI is significantly smaller (e.g., operating revenue, operating EBITDA, total assets), has lower profitability, has lower historical growth, is much less geographically diversified, operates in an area of the U.S. that has been impacted by the recent economic recession more negatively than average, and has lower access to capital markets / financing, but has a much lower level of leverage (the Partnership has no debt). In general, BLI compares unfavorably to the guideline public companies in terms of size, profitability, growth, and risk. Based on a review of the financial statistics and consideration of qualitative factors, BLI appears to represent a greater investment risk relative to the guideline public companies as a group. As a result, Houlihan would expect BLI to trade at multiples below the average or median of the guideline public companies, particularly with respect to Enterprise Value to Revenue multiples, due to the significant differences in size, profitability, and risk between BLI and the guideline public companies (valuation multiples of Revenue are typically more sensitive to these factors than multiples of profit metrics, since multiples of Revenue do not already explicitly incorporate levels of profitability).

In its guideline public company analysis for the Partnership, Houlihan applied multiples of EV to LTM, projected 2013, and projected 2014 Revenues. The LTM period that Houlihan relied upon was ended March 31, 2013, which was the most recent historical period of data available. Based on the public company trading data and the considerations noted above, Houlihan concluded that reasonable valuation multiples to estimate a going-concern value for BLI would approximate a range between the minimum and 25th percentile multiples indicated by the guideline public company peer group identified. As a result, Houlihan selected the following multiples to apply to its guideline public company analysis:

	EV / LTM Revenues	EV / 2103E Revenues	EV / 2014E Revenues
Selected Multiples - Guideline Public Company Analysis	7.50x	7.50x	7.50x

Houlihan calculated the product of BLI’s LTM, projected 2013, and projected 2014 Revenues and the respective selected multiples stated above to determine a range of indicated enterprise values for the Partnership. Houlihan then added the value of the Partnership’s cash and cash equivalents, short-term investments, and available-for-sale securities to calculate the range of indicated equity values for BLI (if the Partnership had any interest bearing debt, Houlihan would have subtracted the debt from enterprise value to calculate equity value, but the Partnership did not have any debt in this instance). Finally, Houlihan divided BLI’s indicated range of equity values by the number of Units outstanding to determine the indicated range of per-Unit equity values for the Partnership. It is common and generally accepted practice for financial advisors to develop a range of indicated values in this manner to account for the fact that it is difficult, if not impossible, to place an exact value on a company. The range of indicated per-Unit equity values for BLI resulting from Houlihan’s guideline public company analysis are presented in the following table:

(Rounded to the Nearest Whole $)	Indicated Equity Value Range
	EV / Operating Revenues - Low	EV / Operating Revenues - High
Indicated Equity Value Per Unit	$ 123.00	$ 127.00

Please be advised that none of the guideline public companies identified and included within Houlihan’s analysis have characteristics identical to BLI. An analysis of guideline public companies is not purely mathematical; rather it involves complex considerations and professional judgments concerning differences in financial and operating characteristics between those of the Partnership and the guideline public companies analyzed, as well as other internal and external factors that could affect the public trading prices of the guideline public companies and, therefore, the implied valuation multiples derived from such.

Because of the differences in diversification of real property holdings, including with respect to geographic location and use of the properties, as well as various size characteristics, such as revenue, EBITDA, and total assets, between the Partnership and the guideline public companies, Houlihan did not place a significant amount of weight on the results of its guideline public companies analysis. However, Houlihan does believe that this valuation methodology produced a range of indicated values for the Units that supports its overall conclusion within the broader context of its entire analysis and should be considered in conjunction with the results of the other valuation methodologies that Houlihan applied.

Houlihan noted that, while the range of indicated values per Unit resulting from its guideline public company analysis is toward the higher end of the overall range indicated by the valuation methodologies that Houlihan applied, Houlihan considers the results of its guideline public company analysis to be within a reasonable range of the valuation ranges resulting from the other valuation methodologies applied, as well as the Cash Consideration contemplated by the Reverse Split. Further, Houlihan noted that the relationship of the results of the guideline public company analysis falling toward the higher end of the overall indicated range of values is consistent with the assumption that the prices paid in the market for publicly traded companies likely reflect that the guideline public companies are relatively large, profitable, geographically diversified, and have higher historical growth, compared to BLI, which characteristics likely are not implied by the values indicated by the other valuation methodologies that Houlihan applied.

In summary, utilizing BLI’s actual historical and projected financial results and a reasonable range of the valuation multiples indicated by the guideline public companies identified (as adjusted for comparability between the Partnership and the guideline public companies), Houlihan calculated a range of indicated equity values for the Partnership and the Units. A summary of the results of Houlihan’s guideline public company analysis is as follows:

Indicated Equity Value Range

Indicated Equity Value Per Unit (Rounded to the Nearest $) $ 123.00 to $ 127.00

Comparable Transactions Analysis

A comparable transactions analysis involves a review of publicly disclosed M&A or asset purchase transactions for majority equity interests in target companies that are considered reasonably similar to the subject company, with respect to industry of operation (business and revenue model), operating characteristics, and size. Houlihan identified eleven transactions closed within the previous three years involving target companies that were considered broadly similar to BLI.

The valuation multiples observed within Houlihan’s comparable transactions analysis are summarized in the following table:

Biggest Little Investments L.P.
Comparable Transactions Analysis - M&A Transactions and Valuation Multiples

($ in millions)
Target	Buyer / Investor	Closed Date	Rentable Square Feet	State		Enterprise Value	Revenue	Enterprise Value/ Revenue

Flatiron Property Holding, L.L.C.	The Macerich Company	10/3/2012	NA	CO		$388.0	$796.5	0.49x
Village Square Dana Park Syndications Group, LLC	Whitestone REIT Operating Partnership, L.P.	9/21/2012	NA	AZ		50.5	5.4	9.42x
Lake Pleasant Pavilion Shopping Center	Excel Trust, Inc.	5/16/2012	373,016	AZ		41.8	3.9	10.65x
Retail Property at 9449 S University Blvd	Cole Credit Property Trust III, Inc.	8/16/2011	50,500	CO		6.3	0.8	7.65x
Ahwatukee Plaza Shopping Center	Whitestone REIT	8/16/2011	72,650	AZ		9.3	0.9	10.66x
The Plaza at Power Marketplace	Cole Credit Property Trust III, Inc.	8/12/2011	71,000	AZ		13.3	0.7	17.91x
Wilshire Selby Terravita LLC, Terravita Marketplace	Whitestone REIT	8/8/2011	102,733	AZ		16.1	1.3	12.20x
Gilbert Tuscany Village LLC	Whitestone REIT	6/28/2011	50,000	AZ		5.0	0.0	NM
Craig Promenade	TNP Strategic Retail Trust, Inc.	3/30/2011	109,250	NV		12.8	1.4	8.94x
Grant Creek Town Center	Excel Trust, Inc.	8/27/2010	163,774	MT		23.1	2.0	11.85x
Crestline Investments, Northgate Plaza Shopping Center in Tucson, Arizona	Thompson National Properties, LLC; TNP Strategic Retail Trust, Inc.	7/6/2010	103,500	AZ		8.1	1.0	7.89x

				Max		$388.0	$796.5	17.91x
				75th	Percentile	32.4	2.9	11.55x
				Mean		52.2	74.0	9.76x
				Median		13.3	1.3	10.04x
				25th	Percentile	8.7	0.9	8.15x
				Min		5.0	0.0	0.49x

Houlihan noted that relative to the target companies involved in the comparable transactions, BLI is generally smaller (e.g., operating revenue), operates in an area of the U.S. that has been impacted by the recent economic recession more negatively than average, and may have lower access to capital markets / financing, but likely has a lower level of leverage (the Partnership has no debt). In general, BLI compares unfavorably to the target companies in terms of size and risk. Based on a review of the financial statistics and consideration of qualitative factors, BLI appears to represent a greater investment risk relative to the target companies as a group. As a result, Houlihan would expect BLI to trade at multiples below the average or median of the comparable transactions, particularly with respect to Enterprise Value to Revenue multiples, due to the differences in size and risk between BLI and the target companies (valuation multiples of Revenue are typically more sensitive to these factors than multiples of profit metrics, since multiples of Revenue do not already explicitly incorporate levels of profitability).

In its comparable transactions analysis for the Partnership, Houlihan applied multiples of EV to LTM Revenues (Houlihan did not apply multiples of projected revenues, because revenue projections were not available for the target companies). The LTM period that Houlihan relied upon was ended March 31, 2013, which was the most recent historical period of data available. Based on the comparable transactions data and the considerations noted above, Houlihan concluded that reasonable valuation multiples to estimate a going-concern value for BLI would approximate a range between the minimum and 25th percentile multiples indicated by the comparable transactions peer group identified. As a result, Houlihan selected the following multiples to apply to its comparable transactions analysis:

	EV / LTM Revenues - Low	EV / LTM Revenues - High
Selected Multiples - Comparable Transactions Analysis	7.00x	8.00x

Houlihan calculated the product of BLI’s LTM Revenues and the respective selected multiples stated above to determine a range of indicated enterprise values for the Partnership. Houlihan then added the value of the Partnership’s cash and cash equivalents, short-term investments, and available-for-sale securities to calculate the range of indicated equity values for BLI (if the Partnership had any interest bearing debt, Houlihan would have subtracted the debt from enterprise value to calculate equity value, but the Partnership did not have any debt in this instance). Finally, Houlihan divided BLI’s indicated range of equity values by the number of Units outstanding to determine the indicated range of per-Unit equity values for the Partnership. It is common and generally accepted practice for financial advisors to develop a range of indicated values in this manner to account for the fact that it is difficult, if not impossible, to place an exact value on a company. The range of indicated per-Unit equity values for BLI resulting from Houlihan’s comparable transactions analysis are presented in the following table:

(Rounded to the Nearest Whole $)	Indicated Equity Value Range
	EV / Operating Revenues - Low	EV / Operating Revenues - High
Indicated Equity Value Per Unit	$ 120.00	$ 125.00

Please be advised that none of the target companies involved in the comparable transactions identified and included within Houlihan’s analysis have characteristics identical to BLI. Accordingly, an analysis of such comparable transactions is not purely mathematical; rather it involves complex considerations and professional judgments concerning differences in financial and operating characteristics between those of the Partnership and the target companies analyzed, as well as other internal and external factors that could affect the respective acquisition values and, therefore, the implied valuation multiples derived from such.

Because of the limited financial information available with respect to the target companies and the likelihood that these transactions included at least some premium for elements of synergies, prerogatives of control, and/or expectations for improved financial performance, all of which are difficult to quantify or specifically identify, Houlihan did not place a significant amount of weight on the results of its comparable transactions analysis. However, Houlihan does believe that this valuation methodology produced a range of indicated values for the Units that supports its overall conclusion within the broader context of its entire analysis and should be considered in conjunction with the results of the other valuation methodologies that Houlihan applied.

Houlihan noted that, while the range of indicated values per Unit resulting from its comparable transactions analysis is toward the higher end of the overall range indicated by the valuation methodologies that Houlihan applied, Houlihan considers the results of its comparable transaction analysis to be within a reasonable range of the valuation ranges resulting from the other valuation methodologies applied, as well as the Cash Consideration contemplated by the Reverse Split. Further, Houlihan noted that the relationship of the results of the comparable transactions analysis falling toward the higher end of the overall indicated range of values is consistent with the assumption that the prices paid in the comparable transactions likely include synergistic, control, and/or improvement expectation elements, which likely are not implied by the values indicated by the other valuation methodologies that Houlihan applied.

In summary, utilizing BLI’s actual historical financial results and a reasonable range of the valuation multiples indicated by the comparable transactions identified (as adjusted for comparability between the Partnership and the target companies), Houlihan calculated a range of indicated equity values for the Partnership and the Units. A summary of the results of Houlihan’s comparable transactions analysis is as follows:

Indicated Equity Value Range

Indicated Equity Value Per Unit (Rounded to the Nearest $) $ 120.00 to $ 125.00

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates the value of a subject company or a subject company’s equity ownership units based upon the subject company’s projected future free cash flow, discounted at a rate reflecting risks inherent in the subject company’s business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest, and dividend / distribution payments after providing for ongoing business operations, including capital expenditures. A discounted cash flow analysis is dependent on projections of future financial results and is also dependent on numerous industry-specific and macroeconomic factors.

The first step in a discounted cash flow analysis is to determine the projected net cash flows of the subject company. In this instance, Houlihan relied upon a five-year financial forecast for the Partnership prepared and provided by BLI’s management, including projections of the Partnership’s expected future revenues, expenses, and capital expenditures. Since revenue growth at the end of Management’s projections exceeded the 3.0% estimated long-term growth rate (discussed subsequently herein), Houlihan extended Management’s forecast for an additional five years, through 2022, to ramp down revenue growth to long-term levels considered sustainable for the Partnership. In order to determine a going concern value, Houlihan also included approximately $67,000 of additional general and administrative expenses in 2013 (grown by 3.0% annually thereafter) that Management had removed from its projections to account for cost savings as a result of the Reverse Split. Further, Houlihan considered BLI’s historical net working capital levels and trends as a percentage of revenue, which were determined to be minimal in conjunction with Management’s representation of future net working capital expectations. Projected increases in net working capital decrease future cash flows while decreases in net working capital increase future cash flows. In this instance, net working capital levels for the Partnership have historically been slightly negative (current liabilities excluding debt have exceeded current assets excluding cash, cash equivalents, available-for-sale securities, and short-term investments).

Beginning with forecasted EBITDA from operations, Houlihan estimated projected debt-free cash flows for the Partnership by subtracting depreciation and amortization, as well as income taxes (applicable income taxes were zero in this instance, since the Partnership does not pay entity-level income taxes), and then adding back projected depreciation and amortization (since these are non-cash items), subtracting projected capital expenditures, and adding projected decreases (or subtracting projected increases) in net working capital. Houlihan noted that recent historical capital expenditures by the Partnership have been low; however, BLI anticipates incurring capital expenditures of approximately $671,000 in 2013, but after the date of Houlihan’s analysis, in connection with a lease that the Partnership recent entered into with a new tenant for space at the Sierra Property. While some assumptions as included in Houlihan’s analysis inevitably will not materialize and unanticipated events and circumstances may occur, which may cause the Partnership’s actual results to vary materially from the projections applied in Houlihan’s analysis, Management’s financial forecast, as used by Houlihan, represented Management’s best estimates of future results as of the date of Houlihan’s analysis.

The second step in a discounted cash flow analysis is to discount the projected net cash flows to present value at an appropriate discount rate or estimated risk-adjusted required rate of return. For purposes of Houlihan’s analysis, the appropriate discount rate is a weighted average cost of capital (“WACC”), calculated using estimates of BLI’s required rate of return on equity capital and after-tax required rate of return on debt capital (in this instance, BLI had no debt, so no actual cost of debt was available for BLI and no debt was included in the model capital structure to calculate BLI’s estimated WACC). Houlihan noted that BLI does not directly pay federal, state, or other income taxes due to the Partnership’s legal status as an income tax pass-through entity in the form of a limited partnership. As a result, Houlihan assumed a 0% tax rate in its discounted cash flow analysis and WACC calculation for the Partnership.

Houlihan employed a range of discount rates based on BLI’s estimated WACC. Houlihan determined the Partnership’s estimated cost of equity of 12.6% utilizing the modified Capital Asset Pricing Model (“CAPM”). The CAPM is based on the rationale that the required rate of return on equity is equal to the risk-free rate of return, plus the risk premium for the equity being valued. Houlihan utilized the 20-year U.S. Treasury Bond yield and market equity risk premium data, as of the date of its analysis. Houlihan also applied a beta multiplier to the market equity risk premium, based on the median of data obtained for the guideline public company peer group also used for its guideline public company analysis, which was considered to be the most representative public company peer group available. Houlihan then adjusted the CAPM for a reasonable small-company size premium, as the sets of guideline public companies used to calculate the applicable equity risk premium and beta are comprised of much larger companies relative to BLI. Houlihan did not apply a company-specific risk premium in its CAPM calculation for BLI, since Management represented that the projected financial results reflected the specific cash flows expected for BLI. Houlihan also estimated an after-tax cost of debt for the Partnership utilizing the published composite yield on Moody’s Baa-rated corporate bonds, as of the date of Houlihan’s analysis, and the 0% tax rate. However, Houlihan applied a capital structure of 100% equity and 0% debt to calculate the Partnership’s estimate WACC, consistent with the Partnership’s actual and historical capital structure. As a result, the estimated after-tax cost of debt did not impact the WACC calculated for the Partnership.

Houlihan estimated a long-term growth rate of 3.0% for the Partnership for use its terminal value calculation, based on estimates of projected U.S. GDP growth, inflation, and industry growth rates, as well as historical average and median measures of such macro-economic growth rates. Utilizing the base terminal growth rate of 3.0%, but a reasonable range of terminal growth rates of 2.0% to 4.0%, and the base discount rate of 12.6%, but a reasonable range of discount rates of 11.0% to 14.0%, Houlihan calculated a range of indicated equity values for the Partnership and the Units. It is common and generally accepted practice for financial advisors to develop a range of indicated values in this manner to account for the fact that it is difficult, if not impossible, to place an exact value on a company. A summary of the results of Houlihan’s discounted cash flow analysis is as follows:

Indicated Equity Value Range

Indicated Equity Value Per Unit (Rounded to the Nearest $) $ 96.00 to $ 104.00

Projected Financial Information

In connection with its review of the proposed Reverse Split, the general partner requested that BLI’s management team prepare financial projections for BLI. We do not, as a matter of course, create multi-year projections or publicly disclose forward-looking information as to future revenues, earnings, or other financial information. These projections for the fiscal years ending December 31, 2013 to 2017 were created and provided to the general partner and Houlihan in May 2013. These financial projections, which we refer to as the “Financial Model,” are representative of the consolidated income statement of the Partnership included in our annual financial statements, as filed in SEC Form 10-K.

The summary of the Financial Model being included in this document, as well as the detailed financial projections included within Houlihan’s fairness opinion, are not intended to influence a decision whether to favor the Reverse Split or not, as no further vote of the Limited Partners in necessary or will be taken to complete the Reverse Split, but are being provided because such projected financial information was available to our general partner and its financial advisor. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Because the projections cover multiple years, such information, by its nature, becomes less reliable with each successive year. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

In light of the uncertainties inherent in forward-looking information of any kind, we caution against placing undue reliance on any of the information summarized below. For information concerning the variety of factors which may cause the future financial results of BLI to vary materially from such projected results, please see the “Forward-Looking Statements” section of this information statement. BLI does not intend to update or revise any of the financial projections included in the Financial Model to reflect circumstances existing after the date that such projections were prepared or to reflect the occurrence of future events. None of the financial projections included in the Financial Model should be viewed as a representation by BLI, the general partner, Houlihan or any of their representatives that the forecasts reflected therein will be achieved.

The financial projections included in the Financial Model were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. BLI’s independent accountants have not compiled, examined, or reviewed any of the projections included in the Financial Model or performed any procedures with respect to such projections, and expressly disclaim any association with them. The financial projections included in the Financial Model do not give any effect to the Reverse Split. There can be no assurance that the assumptions made in preparing the projections summarized below will prove to be accurate, and the future financial results of BLI may differ materially from those reflected in such projections, as summarized below.

Financial Projections

At the request of the general partner, management of BLI provided the Financial Model to the general partner and Houlihan on May 17, 2013 and updated such on May 22, 2013, which financial projections are summarized in the following table:

Summary Projected Consolidated Financial Data
(provided on May 22, 2013)

($ in thousands)	Fiscal Years Ended December 31,
	2013E	2014E	2015E	2016E	2017E

Rental Revenue	$872	$925	$1,034	$1,149	$1,246
Other Income	523	618	647	677	709
Net Income	103	307	413	525	620

Note: The projections received by Houlihan included multiple line items for, among other things, operating expenses, general and administrative expenses, and depreciation.

Summary of Material Assumptions Underlying the Financial Projections

The projected financial information included in the Financial Model was based on a number of assumptions. The following outlines the material assumptions underlying such Financial Model:

•	The financial projections incorporated assumptions regarding trends, economic conditions, new tenants for the Sierra Property, and attendant new streams of rental revenue.
•	The financial projections incorporated assumptions regarding the Partnership’s operating results, including with respect to the following items:
o	New tenant rental revenues from the recently signed lease with Popeye’s for space at the Sierra Property of $110,000 in the first year of the lease, $85,000 in the second year of the lease, $123,400 in the third year of the lease, $121,800 in the fourth year of the lease and $145,000 in the fifth year of the lease;
o	Additional new tenant rental revenues for the Sierra Property of $90,000 each year, based on Management’s best estimates of the results of efforts to market and lease the Sierra Property’s vacant retail rental space;
o	Improving operating margins during the 2013 through 2017 projection period, resulting from the projected increased rental revenues and consistent levels of fixed costs inherent in the Partnership’s operations, particularly with respect to the Sierra Property;
o	Variable management fee expenses (paid to the general partner) of 6.0% of rental revenues, 3.0% of interest earned on cash and cash equivalents, and 1.0% of the available-for-sale securities portfolio value, per the terms of BLI’s Second Amended and Restated Limited Partnership Agreement, and the amendments to such;
o	Annual other income of approximately 5.0% of liquid assets (cash, cash equivalents, available-for-sale securities, and short-term investments), including interest, dividends, and capital gains;
o	Depreciation based on the Partnership’s current property, plant, and equipment, as well as the addition of BLI’s anticipated capital expenditures, as discussed immediately below; and
o	Capital expenditures of:
▪	Approximately $671,000 in 2013 subsequent to the date of the preparation of the Financial Model to effect the addition of Popeye’s as a new tenant at the Sierra Property, as discussed above; and
▪	Approximately $45,000 in each year to maintain and build out additional tenant spaces for lease at the Sierra Property.
•	The financial projections assumed a relatively slow moving economy, with modest inflation, having an impact of:
o	Rental revenues increasing from approximately $872,000 in fiscal year 2013 to approximately $1.25 million in fiscal year 2017, in conjunction with the specific changes in rental revenue projected by BLI’s management discussed above;
o	Additional rental revenue from the driveway and parking spaces rented to the Adjacent Property as a result of contractual rental increases based on the CPI, which is expected to be approximately 2.0% annually when the adjustments take effect every five years (the next increase will be effective in September 2014);
o	Fixed operating expenses typically growing by 3.0% during the 2013 through 2017 projection period, subject to certain specific adjustments in 2013, such as specific repair and maintenance items anticipated for existing portions of the Sierra Property; and
o	3.0% long-term growth in rental revenues and the Partnership’s enterprise net cash flow after the Financial Model projection period and Houlihan’s extension of BLI’s management’s forecast through 2022.
•	The financial projections assumed no income taxes, due to the Partnership’s legal status as an income tax pass-through entity.

Additional Considerations

•	Houlihan noted that a current liquidation scenario may result in lower proceeds to BLI’s existing limited partners than the Cash Consideration contemplated by the Reverse Split. While BLI had net assets of approximately $25.1 million as of May 31, 2013, Houlihan believes that a liquidation scenario is unlikely, because BLI’s management has represented that it has no intention of liquidating BLI’s assets in the near term, the Partnership has sufficient cash to continue operations in their current form, and the Partnership has no debt obligations. Houlihan noted that retail real property values in the Reno, Nevada area are under significant pressure, given current economic conditions, and in particular that the Sierra Property’s low rental occupancy level indicates lower relative value implications. Specifically, Houlihan noted that there is no guaranty that BLI would be able to recover the net book value of the Sierra Property in a current sale situation, which could lead to a value below the Cash Consideration per Unit. A liquidation value would also need to account for the costs that would be incurred to effectuate the liquidation, including costs to sell the Sierra Property and any other assets, costs to terminate employees, and other similar costs.
•	The historical and current market prices of the common stock – Houlihan noted that while there is no established public market for the Units and that BLI’s management is not aware of any recent private transactions for the Units, other than through the Redemption Offer, the Partnership has recently repurchased Units per the terms of the Redemption Offer. Further, Houlihan’s analysis indicates that the value of the Units is within a reasonable range of the per-Unit prices at which Units have recently been repurchased by the Partnership through the Redemption Offer. In particular, the per-Unit value range indicated by Houlihan’s discounted cash flow analysis is comparable to the range of recent per-Unit repurchase prices. Houlihan believes that this contributes to the Cash Consideration being fair, from a financial point of view.
•	The net book value, going concern value, and liquidation value of BLI – as described above, Houlihan’s valuation of BLI as a going concern indicated that the Cash Consideration is fair, from a financial point of view, to the existing limited partners of BLI. The Partnership’s net book value is an accounting measure that reflects historical costs adjusted for book depreciation, not necessarily current value based on economics, facts and circumstances. Further, Houlihan believes that the facts and circumstances in this instance indicate that it is highly unlikely that BLI would be forced to liquidate or that it would choose to liquidate. As a result, Houlihan believes that the Partnership’s net book value and liquidation value do not have a direct impact on the fairness of the Cash Consideration, from a financial point of view.
•	The price paid for BLI’s Units in purchases by BLI or its affiliates over the previous two fiscal years – Houlihan noted that the Partnership has repurchased Units through the Redemption Offer at prices between $90.00 and $113.00 per Unit since September of 2009, with the most recent repurchase occurring at $113.00 per Unit. Further, during the previous twelve months, as well as during the previous two years, the range of repurchase prices paid by the Partnership was $103.00 to $113.00 per Unit. Houlihan believes that this contributes to the Cash Consideration being fair, from a financial point of view.
•	Reports, opinions or appraisals relating to the value of the Partnership or the fairness of the Reverse Split – Houlihan noted that Management represented that, other than Houlihan’s opinion, the Partnership did not receive any reports, opinions, or appraisals relating to the proposed Reverse Split or the value of Partnership’s assets or Units. Therefore, Houlihan did not incorporate such into its analyses or fairness opinion.
•	Other firm offers during the preceding two years for merger, consolidation, or sale of assets of BLI, or for securities of BLI sought in order to exercise control – Houlihan noted that BLI received an offer to acquire the Sierra Property in July 2006, but has not received any firm offers within the last two years regarding an acquisition of BLI or a substantial portion of its assets. Houlihan also noted that, other than through the Redemption Offer, BLI’s management is not aware of any firm offers during the preceding two years to acquire the Partnership, any of its significant assets, or its securities. Therefore, Houlihan did not incorporate such into its analyses or fairness opinion.

Miscellaneous Considerations

No single guideline public company or comparable transaction target company utilized as a comparison in the above analyses (including for purposes of Houlihan’s guideline public company analysis, comparable transactions analysis, or discounted cash flow analysis) is identical to BLI, and an evaluation of the results of the above referenced analyses is not entirely mathematical. Criteria used to select the peer group guideline public companies and M&A transactions for use in the above referenced analyses, as well as to select valuation multiples based on relative characteristics, are inherently subjective. Further, the analyses involve complex considerations and professional judgments concerning relative financial performance, operating characteristics, and other factors that could affect the public trading, M&A total consideration, or other values of the applicable companies, businesses, or transactions analyzed. The above referenced analyses were prepared solely for purposes of Houlihan providing an opinion as to the fairness to BLI’s existing limited partners, from a financial point of view, of the Cash Consideration contemplated by the proposed Reverse Split and Houlihan does not purport these analyses to be appraisals or the prices at which companies, assets, or securities actually may be sold, which are inherently subject to uncertainty.

Conclusion

In determining the fairness of the Cash Consideration contemplated by the Reverse Split, from a financial point of view, to the existing limited partners of BLI, Houlihan considered the following:

•	Demand for retail rental space in Reno, Nevada has been stymied as the recent economic crisis has detrimentally impacted employment levels, housing prices, and other important economic conditions in BLI’s immediate geographic vicinity of operations, as well as the overall U.S. economy.
•	BLI’s rental revenues and operating profits have declined steadily since 2008 and the Partnership’s sole operating asset, the Sierra Property, has a high vacancy rate. It is likely that failing to lease significant additional rental space of the Sierra Property in the near term would lead to continued low levels of occupancy, rental revenues, and profitability.
•	The existing limited partners may receive lower proceeds in a current liquidation scenario than the Cash Consideration, since retail real property values in the Reno, Nevada area are under significant pressure, given current economic conditions, and in particular, the Sierra Property’s low rental occupancy level indicates lower relative value implications. Specifically, Houlihan notes that there is no guaranty that BLI would be able to recover the net book value of the Sierra Property in a current sale situation, which could lead to a value below the Cash Consideration per Unit. A liquidation value would also need to account for the costs that would be incurred to effectuate the liquidation, including costs to sell the Sierra Property and any other assets, costs to terminate employees, and other similar costs.
•	The Cash Consideration per Unit is reasonable relative to the range of per-Unit values indicated by a reasonable range of valuation multiples observed for broadly similar guideline public companies, given the characteristics and performance of BLI compared with those of the guideline public companies.
•	The Cash Consideration per Unit is reasonable relative to the range of per-Unit values indicated by a reasonable range of valuation multiples observed within M&A transactions for broadly similar target companies, given the characteristics and performance of BLI compared with those of the target companies.
•	The Cash Consideration per Unit is reasonable relative to the range of per-Unit values calculated in Houlihan’s discounted cash flow analysis.
•	The Cash Consideration per Unit is reasonable relative to the range of per-Unit prices recently paid by the Partnership to repurchase Units pursuant to the Redemption Offer.

Based upon the foregoing, Houlihan determined that as of the date of its opinion, the Cash Consideration contemplated by the Reverse Split is fair, from a financial point of view, to the existing limited partners of BLI.

Houlihan Capital, LLC

Houlihan is an investment banking firm that, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and other purposes. BLI’s general partner selected Houlihan as a service provider for the above referenced fairness analysis, because Houlihan is a recognized investment banking firm that has substantial experience in similar matters and performing similar analyses.

In May 2013, BLI engaged Houlihan to render an opinion, as to whether, on the date of such opinion, the proposed Reverse Split is fair, from a financial point of view, to BLI’s existing limited partners. Houlihan’s fee for rendering such opinion was $50,000, which was earned and payable at the time the opinion was delivered to the general partner. BLI, through the general partner, has agreed to indemnify Houlihan for certain liabilities that may arise out of Houlihan’s engagement to render its opinion.

During the past two years, Houlihan has not provided any investment banking or other services to BLI, the general partner, or any of its affiliates. Neither Houlihan, nor its employees, have any direct or beneficial financial interest in BLI.

Federal Income Tax Consequences of the Reverse Split

The following discussion is a summary of certain United States federal income tax consequences relating to the Reverse Split. It does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to the Partnership and its limited partners, and it is not intended as tax advice to any person or entity.

ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDINGTHE TAX CONSEQUENCES OF THE PROPOSED REVERSE SPLIT, INCLUDING THEAPPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In reviewing this discussion of federal income tax consequences, please be advised of the following:

•	This disclosure only addresses the United States federal income tax consequences to limited partners who hold their Units as a capital asset.

•	This disclosure does not address all of the federal income tax consequences that may be relevant to particular limited partners based upon their individual circumstances or to limited partners who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders, tax exempt entities, REITS or holders who acquired their Units as compensation.

•	This disclosure is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), and the laws, regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

•	This disclosure does not address the tax consequences to the Partnership’s limited partners under state, local, and foreign laws.

•	The Partnership has not requested or received a tax opinion from legal counsel with respect to any of the matters discussed herein.

•	No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and there can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

Federal Income Tax Consequences to the Partnership

The general partner believes that the Reverse Split will be treated as a tax-free “recapitalization” under Section 368(a)(1)(E) of the Code for federal income tax purposes. Accordingly, the Partnership will not recognize taxable income, gain, or loss in connection with the Reverse Split.

Federal Income Tax Consequences to the Continuing Limited Partners

The general partner believes that the continuing limited partners will not incur any tax consequences whatsoever as a result of the Reverse Split.

Federal Income Tax Consequences to Limited Partners to be Cashed Out

The general partner believes that for those limited partners to be cashed out receipt of cash in lieu of fractional Units pursuant to the Reverse Split will be treated as a redemption of equity and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of equity is governed by Section 302 of the Code and, depending on a limited partner’s specific circumstances, will be taxed as either: (i) a sale or exchange of the redeemed Units, in which case the limited partner will recognize gain or loss equal to the difference between the cash payment and the limited partner’s adjusted tax basis for the redeemed Units; or (ii) a cash distribution which is treated: (A) first, as a taxable dividend to the extent of the Partnership’s 2013 earnings and the Partnership’s accumulated earnings and profits; (B) then, as a tax-free return of capital to the extent of the limited partner’s adjusted tax basis in the redeemed Units; and (C) finally, as gain from the sale or exchange of the redeemed Units.

Capital Gain and Loss

For individuals, net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 15% (or 20% for an individual earning over $400,000 or couples earning over $450,000). However, net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Also, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates. However, “qualified dividend income” received by individual or non-corporate limited partners will be taxed at the rate that applies to net capital gain. As previously discussed, currently the maximum capital gain rate is 15% (or 20% for an individual earning over $400,000 or couples earning over $450,000). To be eligible for the capital gain rate for “qualified dividend income,” a limited partner must have held the Units for more than 60 days during the one 120-day period beginning 60 days before the ex-dividend period as measured under Section 246(c) of the Code and such limited partner must not be under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. “Qualified dividend income” does not include any amount which a limited partner takes into account as investment income under Section 163(d)(4)(B) of the Code for purposes of determining such limited partner’s allowed investment interest deduction.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING YOUR APPLICABILITY FOR, AND THE APPROPRIATE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX TREATMENT OF, ANY SUCH DIVIDEND INCOME.

Backup Withholding

Limited partners will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the transfer agent in connection with the Reverse Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each limited partner to deliver such information when the certificates representing Units are surrendered following the effective date of the Reverse Split. Failure to provide such information may result in backup withholding.

GENERAL INFORMATION ABOUT THE REVERSE SPLIT

Description of Funding Obligation

The funding of the cash payment for the fractional shares resulting from the Reverse Split will be provided by cash reserves of the Partnership. It is anticipated that a maximum of approximately $1,702,440 will be required to cash-out fractional shares as part of the Reverse Split. However, the amount actually paid in connection with the Reverse Split could be less depending on how many shares we are actually required to cash-out upon consummation of the Reverse Split, which will depend in part on whether limited partners who presently own less than 100 Units buy additional Units in order to remain limited partners following the Reverse Split and whether limited partners who presently own 100 or more Units sell Units in order to participate in the cash-out.

Fees and Expenses

In addition, we anticipate incurring approximately $107,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Split and related transactions; we will pay these fees and costs. The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Split. Final costs may be more or less than the estimates shown below. Please note that the following estimate of costs does not include the cost of paying for shares of those limited partners holding less than 100 pursuant to the Reverse Split.

Legal fees	$50,000
Transfer and exchange agent fees	$3,000
Printing costs	$2,000
Fairness opinion	$50,000
Other	$2,000
Total	$107,000

The Partnership intends to use its cash on hand to fund the foregoing costs of the Reverse Split.

Regulatory Approvals

The Reverse Split is not subject to any regulatory approvals.

Appraisal Rights

No appraisal or dissenters’ rights are available under either the Act or the Partnership’s LP Agreement to any limited partner in connection with the Reverse Split.

Effective Date of Reverse Split

We anticipate that the Reverse Split will become effective as soon as practicable after the date that is 20 days after the date of the mailing of this information statement. After the Reverse Split is effective, certificates representing Units held by limited partners holding fewer than 100 Units will be deemed to represent only the right to receive a cash payment equal to $120 per Unit for each Unit held by such limited partner immediately preceding the Reverse Split. Certificates representing Units held by our limited partners who remain limited partners after the Reverse Split will continue to represent the Units held by them after giving effect to the Reverse Split.

Please note, we intend to treat limited partners holding our Units in “street name” (i.e., in a brokerage account) in the same manner as record holders. Prior to the effective date of the Reverse Split, we will conduct an inquiry of all brokers, banks and other nominees that hold our Units in street name, ask them to provide us with information on how many Units held by beneficial holders will be cashed out, and request that they effect the Reverse Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered limited partners for processing the Reverse Split. If you hold your Units in “street name,” you are not considered to be the record holder of those Units. Accordingly, even though your broker, bank or other nominee is expected to provide our exchange agent with information regarding the beneficial ownership positions it holds, if you wish to ensure that your ownership position is accurately reported to the exchange agent and that you promptly receive your payment, you should instruct your brokers, banks or other nominee to transfer your Units into a record account in your name immediately.

Termination of Exchange Act Registration

Our Units are currently registered under the Exchange Act. We are permitted to terminate this registration if there are fewer than 300 record holders of our Units. Upon the effectiveness of the Reverse Split, we expect to have fewer than 300 record holders of our Units. We intend to terminate the registration of our Units under the Exchange Act as promptly as possible after the effective date of the Reverse Split. See the disclosure under the caption “Special Factors – Effects of the Reverse Split” in this information statement.

Conduct of our Business After the Reverse Split

After consummation of the Reverse Split, we expect our business and operations generally to continue as they are currently being conducted. We do not expect to have any changes in our management.

As a result of the Reverse Split, we expect to realize management time and cost savings as a result of terminating our public entity status. When the Reverse Split is consummated, all persons owning fewer than 100 Units at the effective time of the Reverse Split will no longer have any equity interest in us, will not be limited partners and will therefore not participate in our future potential earnings and growth.

Other than as described in this information statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) sell or transfer any material amount of our assets; (iii) change our management; (iv) materially change our indebtedness or capitalization; or (v) otherwise effect any material change in our structure or business.

Recommendation of the General Partner

The general partner believes that the Reverse Split is fair to our unaffiliated limited partners, including those whose interests are being cashed out pursuant to the Reverse Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse Split. The discussion above, under the caption “Special Factors—Factors Considered in Determining Fairness—Procedural Fairness,” summarizes the material factors, both positive and negative, considered by the general partner in reaching its fairness determination. For the reasons described above under the caption “Special Factors—Factors Considered in Determining Fairness—Procedural Fairness,” the general partner also believes that the process by which the transaction has been approved is fair to all unaffiliated limited partners, including those whose interests are being cashed out pursuant to the Reverse Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse Split.

In consideration of the factors discussed under the captions “Special Factors—Purposes of and Reasons for the Reverse Split,” “Special Factors—Absence of Strategic Alternatives,” “Special Factors—Effects of the Reverse Split,” “Special Factors—Factors Considered in Determining Fairness” and “Special Factors—Background of the Reverse Split,” the general partner approved the Reverse Split, on May 31, 2013.

Reservation of Rights

Despite the fact that the general partner approved the Reverse Split as discussed immediately above, the general partner believes that it is prudent to recognize that, between the date of this information statement and the date that the Reverse Split will become effective, factual circumstances could possibly change again such that it might not be appropriate or desirable to effect the Reverse Split at that time or on the terms currently proposed. Such factual circumstances could include a change in our limited partner base that requires a modification of the split ratios, with the Consent Givers’ consent, to accomplish the going-private transaction, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse Split. If the general partner decides to withdraw or modify the Reverse Split, the Partnership will notify the limited partners of such decision promptly in accordance with applicable rules and regulations.

Provisions for Unaffiliated Limited Partners

We have not made any provisions for unaffiliated limited partners to access our partnership files or the files of the other Filing Person or to obtain counsel in connection with the Reverse Split at our expense or the expense of the other Filing Person, unless otherwise required by the Act.

INFORMATION ABOUT THE PARTNERSHIP

Price Range of Units

The Partnership registered under the Securities Act of 1933, as amended, and registered the Units under Section 12 of the Exchange Act in 1987. However, there is no established public trading market for the Units of the Partnership. Since the Partnership’s registration with the Commission, there have only been limited or sporadic private sales of our Units. In January 2009, Ben Farahi acquired an aggregate of 2,091 Units for $120 per unit through private transactions. In April 2009 Ben Farahi acquired an aggregate of 3,415 Units for $110 per Unit pursuant to his tender offer for Units. No Units have been sold in the informal secondary market since 2009. The Partnership has acquired an aggregate of 12,704 Units at an approximate average price of $103.26 per Unit since August 2009 pursuant to its Unit repurchase program. As of May 31, 2013, there were approximately 677 holders of Units owning an aggregate of 167,977 Units (including Units held by affiliates of the general partner).

Distribution Policy

The LP Agreement provides that the Partnership may make distributions of operating cash flow when available or reinvest such cash flow in the sole discretion of the general partner. Distributions are allocated 97.5% to the limited partners and 2.5% to the general partner. The Partnership made a $1.70 per Unit distribution in April 2013.

Prior Public Offerings and Unit Purchases

We have not made an underwritten offering of our Units for cash in the past three years. On August 31, 2009, the Partnership initiated an offer enabling the Partnership’s limited partners to sell their Units back to the Partnership (the “Repurchase Program”). The Partnership may repurchase whole Units only, at a price reasonably determined by the general partner based on market considerations. Units repurchased by the Partnership under the Repurchase Program will be canceled, and will have the status of authorized but unissued Units. The Partnership's obligation to repurchase any Units under the Repurchase Program is conditioned upon its having sufficient funds available to complete the repurchase. The Partnership will use any operating funds as the general partner, in its sole discretion, may reserve for the purpose of funding the Repurchase Program. On August 16, 2010, the Repurchase Program was extended until August 31, 2011. On August 22, 2011, the Repurchase Program was extended a second time until August 31, 2012, and, on August 24, 2012, the Repurchase Program was extended until August 31, 2013, subject to the right of the general partner to suspend, terminate, modify or extend the term of the Repurchase Program in its sole discretion. As of May 31, 2013, an aggregate of 12,704 Units have been repurchased by the Partnership at an approximate average price of $103.26 per Unit pursuant to the Repurchase Program.

During the first quarter of 2013, the Partnership repurchased Units from some of its limited partners. All repurchased Units during this period were made pursuant to the Repurchase Program as follows:

Period	Total Number of Units Repurchased	Average Price Paid Per Unit	Maximum Number of Units that May Yet be Purchased Under the Repurchase Program

01/01/13 to 01/31/13	41	$103.00	(1)
02/01/13 to 02/28/13	22	$109.00	(1)
03/01/13 to 02/31/13	112	$113.00	(1)

Total	175	$110.15	(1)

(1) The Partnership will continue to repurchase Units pursuant to the Repurchase Program as liquidity allows and to the extent that the Partnership’s number of limited partners does not fall below 500. The Repurchase Program will be terminated upon the consummation of the Reverse Split.

Security Ownership of Certain Beneficial Owners and Management

(a) Security Ownership of Certain Beneficial Owners.

Except as set forth below, no person or group is known by the Partnership to be the beneficial owner of more than 5% of the outstanding Units at May 31, 2013:

Name of Beneficial Owners	Number of Units Owned	% of Class

Ben Farahi (1)	65,326	38.9%
John Farahi (2)	30,634	18.2%
Bob Farahi (3)	30,634	18.2%

(1) Mr. Ben Farahi's principal business address is 3702 S. Virginia St., Unit G2, Reno, Nevada 89502.

(2) Mr. John Farahi's principal business address is 3800 S. Virginia St., Reno, Nevada 89502. Mr. John Farahi

did not execute a consent to the transactions described herein.

(3) Mr. Bob Farahi’s principal business address is 3702 S. Virginia St., Unit G2, Reno, Nevada 89502.

(b) Security Ownership of Management.

At May 31, 2013, neither the general partner nor its members, manager or affiliates owned any Units except as indicated in (a) above.

(c) Changes in Control.

There exists no arrangement known to the Partnership the operation of which may at a subsequent date result in a change in control of the Partnership. The Reverse Split would not result in a change of control.

The determination that there were no other persons, entities, or groups known to the Partnership to beneficially own more than 5% of the Partnership’s Units was based on a review of the Partnership’s internal records and of all statements filed with respect to the Partnership since the beginning of the past fiscal year with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

Financial Information

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2012 and December 31, 2011 and from unaudited consolidated interim financial statements as of and for the quarters ended March 31, 2013 and March 31, 2012. In the opinion of management, all adjustments (consisting only of normal year-end accruals), which are necessary for a fair presentation of the financial position and results of operations, have been included. The consolidated statements of earnings for the quarter ended March 31, 2013 are not necessarily indicative of results for the full fiscal year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Our audited consolidated financial statements as of and for the years ended December 31, 2012 and December 31, 2011 are hereby incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-16856) filed with the Commission on March 26, 2013. Our unaudited consolidated financial statements as of and for the quarters ended March 31, 2013 and March 31, 2012 are hereby incorporated by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2013 (File No. 0-16856) filed with the Commission on May 3, 2013.

Summary Financial Information

	Quarter Ended		Fiscal Year Ended
	March 31, 2013	March 31, 2012	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
Net revenues	$199,361	$217,368	$988,359	$1,009,047
Total costs and expenses	267,362	282,340	1,146,784	1,245,172
Loss from operations	(68,001)	(64,972)	(158,425)	(236,125)
Net income	$230,417	$78,227	$1,293,888	$2,239,476
Net income per unit of limited partnership interest	$1.33	$0.45	$7.40	$12.59
Units outstanding	168,345	170,390	$170,390	$173,421

	March 31, 2013	March 31, 2012	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
Total current assets	$13,987,374	$8,565,607	$13,349,682	$7,946,668
Property, plant and equipment, net	10,721,555	10,572,138	10,824,798	10,668,902
Notes receivable	-	4,410,000	-	4,455,000

Total assets	$24,708,929	$23,547,745	$24,174,480	$23,070,570

Accounts payable, prepaid rent, accrued expenses and unclaimed property	$45,085	$125,926	$37,749	$35,444
Related party accounts payable	3,904		85,601	352,026
Tenant deposits	22,599	21,386	23,699	22,808
Prepaid redemption	(2,398)	(10,220)	(196,025)	(246,280)
Total partners’ equity	24,637,341	23,061,763	24,027,431	22,660,292
Accumulated other comprehensive income (loss)	$700,485	$16,644	$301,714	$401,490
Total liabilities and partners’ equity	$24,708,929	$23,547,745	$24,174,480	$23,070,570
Book value per Unit	$146.35	$135.35	$141.01	$130.67

Book Value Per Unit

As of March 31, 2013, our book value per Unit was $146.35.

Recent Events

On May 28, 2013, the Partnership entered into a 20-year lease with a franchisee of Popeye’s Louisiana Kitchen, a national fast food chain (“Popeye’s”). The Partnership is contributing approximately $571,000 to the construction cost of a new building that will be occupied by Popeye’s, plus approximately $100,000 for fees, utility improvements and grading. The Partnership will earn total rent of $585,200 during the first five years of the lease with adjustments based on the Consumer Price Index every five years. The tenant has two five-year options to extend the lease after the initial 20 years.

Management

Ben Farahi, age 60, is the manager and sole member of the Partnership’s general partner, Maxum, LLC (“Maxum”). Maxum is a Nevada limited liability company which became the Partnership’s general partner in January 2002. Until May 26, 2006, Ben Farahi was the Co-Chairman of the Board, Chief Financial Officer, Secretary and Treasurer of Monarch, the owner of the hotel casino adjacent to Sierra Marketplace, and still owned approximately 12.0% of Monarch’s outstanding common stock as of March 31, 2013. He holds a mechanical engineering degree from the University of California at Berkeley and a M.B.A. degree in accounting from the California State University, Hayward.

Neither Ben Farahi nor Maxum has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him or it, respectively, from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

INFORMATION ABOUT OTHER FILING PERSONS

For purposes of this information statement, the Filing Persons are those individuals and entities required under the rules of the Commission to provide certain disclosures to our limited partners in order for us to effect the Reverse Split. In addition to our partnership, as discussed above, the Filing Persons include Ben Farahi.

Prior Unit Purchases, Contacts, Negotiations and Agreements Involving Ben Farahi and Related Persons

Voting Rights

As the beneficial owner, directly or indirectly, of a significant portion of the outstanding Units, Ben Farahi presently may be able to influence Partnership decisions.

Transactions with Affiliates of Ben Farahi

The general partner is the manager of the Sierra Property. The general partner received $87,921 and $132,662 for the years ended December 31, 2012, and 2011, respectively, and $11,781 and $16,602, for the three month periods ended March 31, 2013 and 2012, respectively, for such management services; included in these amounts is three percent of the monthly interest earned on the Partnership’s cash in savings and money market accounts, which the Partnership began paying to the general partner in 2006. Also included in the 2012 amount is one percent of the average quarterly asset balance of the Partnership’s securities portfolio, which the Partnership began paying the general partner for services in connection with managing the Partnership’s investments in securities.

The general partner is also entitled to receive mortgage placement fees for services rendered in connection with the Partnership’s mortgage loans. These fees may not exceed such compensation customarily charged in arm’s-length transactions by others rendering similar services as an ongoing public activity in the same geographical location for comparable mortgage loans. The general partner did not earn any mortgage placement fees in 2012 or in 2011. Ben Farahi is the sole manager of the general partner.

Under the Partnership’s LP Agreement, the general partner is entitled to receive 2.5% of the Partnership's income, loss, capital and distributions including without limitation the Partnership's cash flow from operations and disposition proceeds. Accordingly, the general partner was allocated net income of $32,347 and $55,986 for the years ended December 31, 2012 and 2011, respectively and $5,760 and $1,956 for the three months ended March 31, 2013 and 2012, respectively.

In January 2004, Monarch Casino & Resort, which controls the hotel casino property adjacent to Sierra Marketplace (the “Adjacent Property”), entered into a lease with the Partnership for a 37,368 square foot section of Sierra Marketplace (including the driveway). The Adjacent Property pays rent and has a minimum lease term of 15 years at a current monthly rent of $28,400, subject to increase every 60 months based on the Consumer Price Index. The Adjacent Property also uses part of the common area of Sierra Marketplace and pays its proportionate share of the common area expense of Sierra Marketplace. The Adjacent Property has the option to renew the lease for three five-year terms, and, at the end of the extension periods, has the option to purchase the leased section of the Sierra Property at a price to be determined based on an MAI Appraisal. The space being leased by The Adjacent Property provides pedestrian and vehicle access to the Adjacent Property, and the Adjacent Property has use of a portion of the parking spaces at the Sierra Property. The Partnership received approximately $523,474 and $515,662 in rental revenue and common area charges from the Adjacent Property during 2012 and 2011, respectively, for the driveway and the leased space. In addition to the driveway, the Adjacent Property also leases approximately 6,900 square feet of storage space at the Sierra Property and pays rent of approximately $3,450 per month for such storage space.

Beginning in April 2007, affiliates of the general partner began leasing office space at the Sierra Property and pay monthly rent of $2,408. The general partner uses a portion of this office space and participates in such rent payments.

Prior Unit Purchases

Between February 2006 and March 2006, Ben Farahi consummated agreements to purchase 84 Units from various limited partners at an average price of $91.00 per Unit in a series of private transactions.

On June 26, 2006, Ben Farahi commenced a tender offer for 65,000 Units at a price of $140 per unit, as a result of which he acquired 8,821 Units on August 31, 2006. On December 17, 2007, Ben Farahi commenced a tender offer for 20,000 Units at a price of $165 per Unit, then increased the amount of Units subject to the offer to 25,000. As a result of this tender offer he acquired 8,268 Units on February 29, 2008.

Effective April 1, 2007, Western Real Estate Investments, LLC (“Western”) distributed 29,102 Units each to Ben Farahi, John Farahi and Bob Farahi.

On July 1, 2008, Ben Farahi acquired 100 Units at a price of $165.00 per Unit in a private transaction.

In September 2008, Western was dissolved. As a result of the dissolution, Western's 4,596 Units were distributed equally to Ben Farahi, John Farahi and Bob Farahi based on each member's one-third ownership of Western. Each member received 1,532 Units from the transfer.

Between September 2008 and December 2008, through various private transactions, Ben Farahi agreed to purchase an aggregate of 1,330 Units at $140 per Unit. In January 2009, he acquired an aggregate of 2,091 Units for $120 per Unit in private transactions. Also in 2009, he acquired an additional 365 Units at a price of $105.00 per Unit through various private transactions. Effective July 1, 2009, Ben Farahi acquired 3,375 Units through a tender offer for $110.00 per Unit.

As of the date of this information statement, Ben Farahi owns, directly or indirectly, 65,326 Units. To the best of Ben Farahi’s knowledge, no other affiliate of his (other than his brothers, Bob Farahi and John Farahi) beneficially owns or has a right to acquire any Units.

Interests of Ben Farahi in the Reverse Split

Since our limited partners are able to trade their Units prior to the effective date of the Reverse Split, we do not know how many Units held by unaffiliated limited partners will either be cashed out as fractional shares in connection with the Reverse Split. As a result of the Reverse Split, Ben Farahi will increase his aggregate beneficial ownership of our Units from approximately 39% to 42%.

FORWARD-LOOKING STATEMENTS

This information statement contains certain “forward-looking statements” which are based on management’s exercise of business judgment, as well as assumptions made by and information currently available to management. When used in this document, the words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as described in our Annual Report on Form 10-K filed with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Some of these risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the abandonment of the Reverse Split;

•	the failure of the Reverse Split to be consummated for any other reason;

•	the outcome of any legal proceedings that may be instituted against us and others relating to the Reverse Split or the deregistration of our Units;

•	the occurrence of any event, change or other circumstance that could prevent or delay us from deregistering our Units, including, without limitation, any failure of the Reverse Split to result in the reduction of the number of our limited partners of record to below 300;

•	the effect of the Reverse Split and deregistration of our Units on our tenant relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Reverse Split and the other transactions described herein; and

•	the amount of cost savings that we expect to achieve as a result of deregistering our Units.

For these reasons, you should not place undue reliance on any forward-looking statements included in this information statement. Except as specified in Commission regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this information statement.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 and all exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our limited partners, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to 3702 S. Virginia Street, Unit G2, Reno, Nevada 89502. You can also obtain, without charge, reports, proxy statements and other information about the Partnership, by contacting us directly at telephone (775) 825-3355.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the Commission relating to our business, financial and other matters.

You may obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

Very truly yours,

/s/ Ben Farahi
Manager of Maxum LLC, General Partner of the Partnership
August 8, 2013

ANNEX A